Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

SMITHS MEDICAL HOLDCO LIMITED,

FOREST ACQUISITION CORP.,

MEDVEST HOLDINGS CORPORATION,

CERTAIN PRINCIPAL STOCKHOLDERS OF THE COMPANY

AND

OEP MEDVEST LLC, AS REPRESENTATIVE OF THE COMPANY STOCKHOLDERS

DECEMBER 5, 2004

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	THE MERGER
SECTION 2.01.	The Merger
SECTION 2.02.	Effective Time
SECTION 2.03.	Effect of the Merger
SECTION 2.04.	Articles of Incorporation; Code of Regulations
SECTION 2.05.	Directors and Officers
ARTICLE III	MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 3.01.	Calculation and Payment of the Merger Consideration
SECTION 3.02.	Effect of Merger on the Capital Stock of the Company
SECTION 3.03.	Options
SECTION 3.04.	Closing Net Working Capital Adjustment; Closing Cash Adjustment
SECTION 3.05.	Return of Merger Consideration
SECTION 3.06.	No Liability
SECTION 3.07.	Lost, Stolen and Destroyed Certificates
SECTION 3.08.	Effect of Merger on Capital Stock of Surviving Corporation
SECTION 3.09.	Appraisal Rights
SECTION 3.10.	Deliveries
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4.01.	Organization, Qualification, Corporate Power and Authority
SECTION 4.02.	Authority Relative to this Agreement
SECTION 4.03.	Capitalization
SECTION 4.04.	Noncontravention
SECTION 4.05.	Brokers’ Fees
SECTION 4.06.	Title to Assets; All Tangible Assets
SECTION 4.07.	Financial Statements; Books of Account
SECTION 4.08.	Events Subsequent to Balance Sheet Date
SECTION 4.09.	Legal Compliance. The Company and each of its Subsidiaries:
SECTION 4.10.	Tax Matters

i

SECTION 4.11.	Real Property
SECTION 4.12.	Intellectual Property
SECTION 4.13.	Contracts
SECTION 4.14.	Litigation
SECTION 4.15.	Employee Benefits; Labor Matters
SECTION 4.16.	Environmental Matters
SECTION 4.17.	Certain Business Relationships with the Company and Its Subsidiaries
SECTION 4.18.	Vote Required
SECTION 4.19.	Indebtedness; Certain Obligations
SECTION 4.20.	SEC Reports
SECTION 4.21.	Condition of Assets
SECTION 4.22.	Insurance
SECTION 4.23.	Relationship with Customers
SECTION 4.24.	Regulatory Matters
SECTION 4.25.	Representations and Warranties of Stockholders
SECTION 4.26.	Antitrust
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
SECTION 5.01.	Organization of Parent and Merger Sub
SECTION 5.02.	Ownership of Merger Sub; No Prior Activities
SECTION 5.03.	Authority Relative to this Agreement
SECTION 5.04.	Noncontravention
SECTION 5.05.	Brokers’ Fees
SECTION 5.06.	Litigation
SECTION 5.07.	Financing
ARTICLE VI	PRE-CLOSING COVENANTS
SECTION 6.01.	General
SECTION 6.02.	Notices and Consents
SECTION 6.03.	Operation of Business
SECTION 6.04.	Publicity

SECTION 6.05.	Access
SECTION 6.06.	Notice of Developments
SECTION 6.07.	Exclusivity
SECTION 6.08.	Company Senior Subordinated Notes
SECTION 6.09.	FDA Notification
ARTICLE VII	POST-CLOSING COVENANTS
SECTION 7.01.	General
SECTION 7.02.	Employee Matters
SECTION 7.03.	Directors’ and Officers’ Indemnification
SECTION 7.04.	Restrictive Covenants
SECTION 7.05.	Filing of Tax Returns
SECTION 7.06.	EES Accounts Receivable
SECTION 7.07.	Mexico Land Sale
SECTION 7.08.	Tax Payments
ARTICLE VIII	CONDITIONS TO OBLIGATION TO CLOSE
SECTION 8.01.	Conditions to Obligations of Each Party Under This Agreement
SECTION 8.02.	Additional Conditions to Obligations of Parent and Merger Sub
SECTION 8.03.	Additional Conditions to Obligation of the Company
ARTICLE IX	TERMINATION
SECTION 9.01.	Termination of Agreement
SECTION 9.02.	Effect of Termination
ARTICLE X	INDEMNIFICATION
SECTION 10.01.	Indemnification by the Company Stockholders
SECTION 10.02.	Indemnification by Parent
SECTION 10.03.	Survival
SECTION 10.04.	Procedure for Indemnification
SECTION 10.05.	Exclusive Remedy
SECTION 10.06.	Effect of Insurance
SECTION 10.07.	Measurement of Tax Claims
SECTION 10.08.	Computation of Damages

SECTION 10.09.	Effect of Other Recoveries
SECTION 10.10.	Characterization of Indemnity Payments
ARTICLE XI	MISCELLANEOUS
SECTION 11.01.	Expenses
SECTION 11.02.	No Third-Party Beneficiaries
SECTION 11.03.	Entire Agreement
SECTION 11.04.	Succession and Assignment
SECTION 11.05.	Counterparts
SECTION 11.06.	Headings
SECTION 11.07.	Notices
SECTION 11.08.	Governing Law
SECTION 11.09.	Amendments and Waivers
SECTION 11.10.	Severability
SECTION 11.11.	Construction
SECTION 11.12.	Incorporation of Exhibits and Schedules
SECTION 11.13.	Consent to Merger
SECTION 11.14.	Company Stockholder Representative
SECTION 11.15.	Acknowledgements by Parent and Merger Sub

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 5, 2004 by and among Smiths Medical Holdco Limited, a company formed under the laws of England and Wales (“Parent”), Forest Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), MedVest Holdings Corporation, an Ohio corporation (the “Company”), each of the individual Company Stockholders (as hereafter defined) signatories to this Agreement (collectively, the “Principal Company Stockholders”) and OEP MedVest LLC, a Delaware limited liability company (the “Representative”), on behalf of the Company Stockholders.

RECITALS

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with Title 17 of the Ohio Revised Code (the “ORC”);

WHEREAS, the Board of Directors of each of Parent and the Company has determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company (assuming cancellation of all outstanding Options (as hereafter defined) to purchase Company Shares (as hereafter defined) in connection with the Merger) shall be converted into the right to receive the Sellers’ Merger Consideration (as hereafter defined) as provided herein;

WHEREAS, as a condition to, and in connection with the execution of this Agreement, the Principal Company Stockholders have entered into a Consent, Release and Stockholder Representative Agreement (the “Representative Agreement”) with the Representative in the form attached hereto as Exhibit A; and

WHEREAS, the parties to this Agreement desire to make certain representations and warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,  the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

“Accounting Arbitrator” has the meaning set forth in Section 3.04(b) below.

“Acquisition Proposal” means any proposal, offer or indication of interest with respect to (i) a merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries, (ii) the issuance by the Company of over 20% of its equity securities or (iii) the acquisition in any manner, directly or indirectly, of over 20% of the consolidated assets of the Company and its Subsidiaries or 20% of any class of equity or voting securities of the Company or any of its Subsidiaries, the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the introductory paragraph above.

“AIP” has the meaning set forth in Section 4.24(e) below.

“Assets” means all of the Company’s or its Subsidiaries’ assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Most Recent Financial Statements.

“Audited Financial Statements” has the meaning set forth in Section 4.07(a) below.

“Balance Sheet Date” has the meaning set forth in Section 4.07(a) below.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.01 below.

“Cash” shall mean all cash (including cash on hand and cash in bank accounts) and cash equivalents (including marketable securities) of the Company and its Subsidiaries as of the close of business on the Closing Date determined in accordance with GAAP consistent with the consolidated presentation of “cash” set forth in the Audited Financial Statements.

“CERCLA” has the meaning set forth in Section 4.16(g) below.

“Certificate of Merger” has the meaning set forth in Section 2.02 below.

“Certificates” has the meaning set forth in Section 3.02(d) below.

“Charter Documents” has the meaning set forth in Section 4.04 below.

“Claims” has the meaning set forth in Section 10.01(a) below.

“Closing” has the meaning set forth in Section 2.02 below.

“Closing Cash” has the meaning set forth in Section 3.01(c) below.

“Closing Cash Adjustment” has the meaning set forth in Section 3.01(c) below.

“Closing Date” has the meaning set forth in Section 2.02 below.

“Closing Net Working Capital” shall mean, as of the close of business on the Closing Date (but without giving effect to any purchase accounting adjustments that arise solely as a result of the Merger), the sum of those consolidated current assets of the Company and its Subsidiaries minus the sum of those consolidated current liabilities of the Company and its Subsidiaries, in each case as set forth in Section 3.04 (a) of the Disclosure Schedule, as determined in accordance with GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2003, which constitutes a part of the Audited Financial Statements, and subject to the methodologies, principles and exceptions set forth in Section 3.04(a) of the Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” shall be equal to the quotient of (x) the Sellers’ Merger Consideration, minus the Preferred Per Share Merger Consideration multiplied by the Fully-Diluted Preferred Shares, divided by (y) the Fully-Diluted Common Shares.

“Common Share” has the meaning set forth in Section 3.02(a) below.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Indemnified Officers and Directors” has the meaning set forth in Section 7.03(a) below.

“Company Indemnified Parties” has the meaning set forth in Section 10.02 below.

“Company Shares” means, collectively, the Common Shares and the Preferred Shares.

“Company Senior Debt” shall mean all indebtedness owed by the Company and its Subsidiaries pursuant to that certain Credit Agreement, dated as of May 21, 2003, among Medex, the Company, the domestic subsidiaries of Medex, the lenders parties thereto, Wachovia Bank, National Association, Lehman Commercial Paper Inc., Banc One Mezzanine Corporation, The Huntington National Bank, LaSalle Bank National Association, Wachovia Securities, Inc. and Lehman Brothers Inc., as amended or supplemented from time to time.

“Company Senior Subordinated Notes” means those certain 8-7/8% Senior Subordinated Notes issued by Medex and guaranteed by the Company having a face value of $200.0 million and due May 15, 2013.

“Company Stockholder Transaction Expenses” has the meaning set forth in Section 11.01 below.

“Company Stockholders” means the holders of all issued and outstanding Company Shares and Options at or prior to the Effective Time.

“Confidentiality Agreement” has the meaning set forth in Section 6.05 below.

“Contract” means, with respect to a Person, any written or oral contract, agreement, lease, instrument, commitment or undertaking that is binding on such Person or its property under applicable Law.

“Copyrights” mean all copyrights in both published and unpublished form and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof.

“Court Order” means, with respect to a Person, any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or Governmental Body that is binding on such Person or its property under applicable Law.

“Customer Contracts” means all Contracts that provide for the shipment of Products to, the billing of and the collection of payment from customers by the Company or any of its Subsidiaries.  To the extent that such Products are ordered by a customer through a distributor, group purchasing organization or other agency/sponsoring organization set forth in Section 4.13(a) of the Disclosure Schedule, any Contract with such end-user customer shall not be separately identified in Section 4.13(a) of the Disclosure Schedule.

“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent on the date of this Agreement, as amended after the date hereof, if at all, in accordance with Section 6.06 below.

“Dissenting Shares” has the meaning set forth in Section 3.09 below.

“Dissenting Stockholders” has the meaning set forth in Section 3.09 below.

“Dombrowski Patent Agreement” has the meaning set forth in Section 6.03(k).

“Dublin Land” means the Company’s former excess vacant Owned Real Property consisting of approximately 5.89 acres located adjacent to the Company’s facility in Dublin, Ohio.

“EES Accounts Receivable” means the net amount receivable from Ethicon Endo-Surgery, Inc., a subsidiary of Johnson & Johnson, or any of its Affiliates relating to matters as set forth in Section 1 of the Disclosure Schedule.

“Effective Time” has the meaning set forth in Section 2.02 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program, incentive arrangement or arrangement that provides benefits or compensation to any employee or former employee of the Company or any of its ERISA Affiliates and that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any ERISA Affiliate has or has had an obligation to contribute.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2), and also for the avoidance of doubt includes any employer sponsored scheme for the provision of funding retirement benefits for any past or present officer or employee, or for any dependant of any such person, with which the Company or its ERISA Affiliates has or may have any liability (actual or contingent, present or future) including any obligation or liability to contribute to any personal pension scheme in respect of any of its officers or employees.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Body or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property owned or operated by the Company or any of its Subsidiaries or at, to or from any facility or property at which the Company or any of its Subsidiaries disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including claims by the Company’s employees or any employees of any of its Subsidiaries seeking damages for exposure to Hazardous Materials.

“Environmental Laws” means any and all applicable: (a) international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative law); (b) subordinate legislation and codes of practice, including, without limitation, guidance notes, circulars, decisions, regulations and judgments; and (c) judicial or administrative interpretation of each of the foregoing, in each case having the force and effect of law, which relate to the protection of the environment, natural resources, safety or health (as it relates to exposure to Hazardous Materials) or the handling, use, recycling, generation, treatment, storage, management, transportation or disposal of Hazardous Materials.

“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“Escrow Agent” has the meaning set forth in Section 3.01(d)(ii) below.

“Escrow Agreement” has the meaning set forth in Section 3.01(d)(ii) below.

“Escrow Amount” means $30 million.

“Escrow Funds” is defined in Section 3.01(d)(ii) below.

“Estimated Closing Cash” has the meaning set forth in Section 3.01(c) below.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 3.01(b).

“Exchange Act” has the meaning set forth in Section 4.20 below.

“FDA” has the meaning set forth in Section 4.24(a) below.

“Financial Statements” has the meaning set forth in Section 4.07(a) below.

“Fully-Diluted Common Shares” is equal to, at the Effective Time and without duplication with respect to clauses (i) and (ii) immediately below, the sum of:  (i) the total number of Common Shares outstanding and (ii) the total number of Common Shares that would be issued assuming the exercise of all outstanding Options.

“French Subsidiary” means Medex Medical France, S.A.R.L.

“Fully-Diluted Preferred Shares” is equal to, at the Effective Time and without duplication with respect to clauses (i) and (ii) immediately below, the sum of:  (i) the total number of Preferred Shares outstanding and (ii) the total number of Preferred Shares that would be issued assuming the exercise of all outstanding Options.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Threshold” has the meaning set forth in Section 10.01(b) below.

“German Subsidiary” means Medex GmbH.

“Governmental Body” means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency, competent authority, notified body or commission or other authority thereof) or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union.

“Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste with respect to which, as of the Closing Date, any state or local Governmental Body requires environmental investigation, monitoring, reporting or remediation, including any material or substance that is: (A) defined as a “hazardous substance,” “regulated substance” or “hazardous waste” under applicable state law, (B) petroleum, petroleum products or petroleum wastes, (C) asbestos, (D) designated as a “hazardous substance” pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (E) defined as a “hazardous waste” pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (F) defined as a “hazardous substance” pursuant to section 101 of the CERCLA or (G) otherwise regulated as hazardous or toxic under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 10.04 below.

“Indemnifying Party” has the meaning set forth in Section 10.04 below.

“Insurance Costs” has the meaning set forth in Section 10.06 below.

“Intellectual Property” means patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, Copyrights (including rights in computer software) and database rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“IPI” means Inhalation Plastics, Inc.

“IPI Agreement” means the Asset Purchase Agreement by and between Medex Cardio-Pulmonary, Inc. and IPI, dated as of May 10, 2002, and all other agreements related thereto.

“IRB” has the meaning set forth in Section 4.24(d) below.

“Jelco Agreements” means the Purchase Agreement by and between Ethicon Endo-Surgery, Inc. and Medex, dated as of April 2, 2003, the Foreign Purchase Agreements (as defined therein), and all other agreements related thereto.

“Knowledge” means, with respect to the Company, the actual knowledge without independent investigation of the following individuals: Dominick A. Arena, Michael I. Dobrovic, Ralph E. Dickman, Jr., Charles J. Jamison, Georg W. Landsberg, Catherine Chenetski, Vinc Ellerbrock and Scott Seidenverg.

“Law” means any statute, law, ordinance, regulation, guidance, order or rule of any Governmental Body, including those covering employment, employee benefits, tax, medical devices and pharmaceuticals, energy, safety, health, information technology, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, excluding Environmental Laws.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property that is used in the business of the Company and its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Licenses” means any permits, licenses, clearances, franchises, registrations, certificates, variances, exemptions, consents, approvals and other authorizations granted by any Governmental Body, excluding Environmental Permits.

“Lien” means any mortgage, pledge, charge, lien, assignment, hypothecation, encumbrance, charge or other security interest (including any right to acquire, option or right of preemption or conversion) or any agreement to create any of the above, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Management Buyout Agreement” means the Amended and Restated Stock Purchase Agreement, dated as of February 9, 2001, by and among the Company, Medex and Saint-Gobain Performance Plastics Corporation and all other agreements related thereto.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, operations, assets, financial condition and results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change:  any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Company and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in Law or (6) the announcement or performance of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents, including any disclosure of Parent’s post-Closing plans or intentions with respect to the operations of the Company or any of its Subsidiaries; and (b) any adverse change in or effect on the business of the Company and its Subsidiaries that is cured by the Company or its Subsidiaries before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9.01 hereof.

“Material Customer Contracts” has the meaning set forth in Section 4.13(a) below.

“Medex” means Medex, Inc., an Ohio corporation, a wholly-owned subsidiary of the Company.

“Merger” has the meaning set forth in the Recitals above.

“Merger Consideration” has the meaning set forth in Section 3.01(a) below.

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Mexico Land” means the Company’s excess vacant Owned Real Property consisting of approximately 10.0 acres located adjacent to the Company’s facility in Apodaca, Nuevo Leon, Mexico for which a sale contract has been entered into for an aggregate purchase price of approximately US $1.56 million.

“Money Purchase Benefits” in relation to a member of a personal or occupational pension scheme or the widow or widower of a member of such a scheme, means benefits the rate or amount of which is calculated by reference to a payment or payments made by the member or by any other person in respect of the member and which are not average salary benefits.

“Most Recent Financial Statements” has the meaning set forth in Section 4.07(a) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Option” has the meaning set forth in Section 3.03 below.

“Option Holder” has the meaning set forth in Section 3.03 below.

“Option Payments” has the meaning set forth in Section 3.03 below.

“Option Plans” has the meaning set forth in Section 3.03 below.

“ORC” has the meaning set forth in the Recitals above.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph above.

“Payment Fund” has the meaning set forth in Section 3.01(d) below.

“Permitted Encumbrances” means with respect to each parcel of Owned Real Property: (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Owned Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) being contested by appropriate proceedings; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property; and (d) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Company or its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Preamendment Devices” has the meaning set forth in Section 4.24(c) below.

“Preferred Per Share Merger Consideration” shall be equal to the quotient of (i) the sum of (a) the Preferred Share Face Amount, plus (b) the Preferred Share Preference Amount, plus (c) the Preferred Share Participation Amount, divided by (ii) the Fully-Diluted Preferred Shares, which amount shall be allocated to the holders of Preferred Shares in accordance with the provisions of Section 3.01(g).

“Preferred Share” has the meaning set forth in Section 3.02(b) below.

“Preferred Share Face Amount” shall be an amount equal to $5.643 times the number of Fully-Diluted Preferred Shares.

“Preferred Share Face Amount Threshold” has the meaning set forth in Section 3.01(g)(i).

“Preferred Share Participation Amount” shall be an amount equal to ten percent (10%) of the aggregate Sellers’ Merger Consideration remaining after the Preferred Share Face Amount Threshold and Preferred Share Preference Amount Threshold have been met and the Preferred Share Face Amount and Preferred Share Preference Amount have been allocated to the holders of Preferred Shares in accordance with the provisions of Section 3.01(g).

“Preferred Share Preference Amount” shall be an amount equal to $2.8215 times the number of Fully-Diluted Preferred Shares.

“Preferred Share Preference Amount Threshold” has the meaning set forth in Section 3.01(g)(ii).

“Prime Rate” has the meaning set forth in Section 3.04(c) below.

“Principal Company Stockholders” has the meaning set forth in the introductory paragraph above.

“Products” means all products manufactured, tested, packaged, labeled, marketed, sold or distributed by the Company or any of its Subsidiaries.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any of the Company or its Subsidiaries is or was a member during the period beginning on February 10, 2001 and ending on the Closing Date.

“Representative” has the meaning set forth in the introductory paragraph above.

“Representative Agreement” has the meaning set forth in the Recitals above.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.18 below.

“Restricted Company Stockholders” means Dominick A. Arena, Michael I. Dobrovic, Ralph E. Dickman, Jr., Charles J. Jamison and Georg W. Landsberg.

“SEC” has the meaning set forth in Section 4.20 below.

“SEC Reports” has the meaning set forth in Section 4.20 below.

“Sellers’ Merger Consideration” means an amount equal to the Merger Consideration plus the aggregate exercise price that would be payable to the Company upon the exercise of all Options outstanding immediately prior to the cancellation and settlement thereof pursuant to Section 3.03.

“Senior Debt Payoff Amount” has the meaning set forth in Section 3.01(e) below.

“Senior Subordinated Notes Amount” means an amount equal to the aggregate principal of, and accrued but unpaid interest on, the Company Senior Subordinated Notes.

“Statement of Closing Cash” has the meaning set forth in Section 3.04(a) below.

“Statement of Closing Net Working Capital” has the meaning set forth in Section 3.04(a) below.

“Statement of Estimated Closing Cash” has the meaning set forth in Section 3.01(c) below.

“Statement of Estimated Closing Net Working Capital” has the meaning set forth in Section 3.01(b) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.01 below.

“Target Closing Net Working Capital” has the meaning set forth in Section 3.01(b) below.

“Tax” or “Taxes” means any charge on income, profits or gains, and all other federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including any national insurance contributions), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment, fee levy or other governmental charge of any kind whatsoever (other than fees or similar amounts paid with respect to the renewal of patents or other Intellectual Property), including any interest, penalty, addition to tax or addition thereto.

“Tax Benefits” means any Tax benefits that the Company or any of its Subsidiaries derive from any items incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes.

“Tax Threshold” has the meaning set forth in Section 10.01(b) below.

“Territory” has the meaning set forth in Section 7.04(a) below.

“Transaction Documents” means this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof.

“WARN Act” has the meaning set forth in Section 4.15(j) below.

“Withholdings” means all amounts to be withheld from the Merger Consideration as required by Law (arising from withholding obligations of the Company as a result of the cancellation and settlement of Options pursuant to Section 3.03), which amount(s) shall be remitted to the appropriate Governmental Body by the Surviving Corporation at and upon the Closing.

ARTICLE II

THE MERGER

SECTION 2.01.                                         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ORC, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent following the Merger (the “Surviving Corporation”).  Subject to the provisions of this Agreement, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 2.02.                                         Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9.01, the closing of the Merger (the “Closing”) will take place no later than seven (7) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. (Chicago time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with, the relevant provisions of the ORC (the date and time of acceptance by the Secretary of State of Ohio of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

SECTION 2.03.                                         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the ORC.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

SECTION 2.04.                                         Articles of Incorporation; Code of Regulations.  At the Effective Time, the Articles of Incorporation and the Code of Regulations of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Articles of

Incorporation and Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time.

SECTION 2.05.                                         Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01.                                         Calculation and Payment of the Merger Consideration.

(a)                                  Calculation of Merger Consideration.  The aggregate amount to be paid by Parent with respect to the Company Shares (on a fully-diluted basis) shall equal the sum of the following:

(i)                                     Nine Hundred Twenty Five Million Dollars ($925,000,000),plus

(ii)                                  the Estimated Closing Cash, plus or minus

(iii)                               the excess or deficiency of the Target Closing Net Working Capital determined by the calculations set forth in the Statement of Estimated Closing Net Working Capital under Section 3.01(b), minus

(iv)                              the Senior Debt Payoff Amount to be paid by Parent under Section 3.01(e), minus

(v)                                 the Senior Subordinated Notes Amount, plus

(vi)                              the costs and expenses (including legal fees and expenses) paid prior to the Closing by the Company and its Subsidiaries in connection with the tender offer to redeem the Company Senior Subordinated Notes, minus

(vii)                           the Company Stockholder Transaction Expenses not paid prior to the Closing by the Company and its Subsidiaries.

The aggregate amount of items (i) through (vii) immediately above is referred to herein as the “Merger Consideration.”  Remittance and delivery of the Merger Consideration shall be made by Parent or Merger Sub in accordance with the provisions of Sections 3.01(d), 3.01(e) and 3.01(f) below.  After the Effective Time, the Merger Consideration, the Preferred Per Share Merger Consideration and the Common Per Share Merger Consideration shall be subject to the adjustments set forth in Sections 3.01(b), 3.01(c) and 3.04.

(b)                                 Estimated Closing Net Working Capital Adjustment.  Not less than four (4) business days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a statement of the Estimated Closing Net Working Capital (the “Statement of Estimated Closing Net Working Capital”) determined on a basis consistent with the methodology to be employed in the calculation of the Closing Net Working Capital pursuant to Section 3.04 below (such estimate, the “Estimated Closing Net Working Capital”).  To the extent that the Estimated Closing Net Working Capital is greater than Seventy-Six Million Dollars ($76,000,000) (the “Target Closing Net Working Capital”), the Merger Consideration (and the payment required to be made into the Payment Fund under this Section 3.01 at the Closing) will be increased by such excess.  To the extent that the Estimated Closing Net Working Capital is less than the Target Closing Net Working Capital, the Merger Consideration (and the payment required to be made into the Payment Fund under this Section 3.01 at the Closing) will be decreased by such shortfall.  Subsequent to Closing, the provisions of Section 3.04 will apply.

(c)                                  Estimated Closing Cash Adjustment.  Not less than four (4) business days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a statement of the Estimated Closing Cash (the “Statement of Estimated Closing Cash”), which shall reflect the estimated amount of Cash of the Company and each of its Subsidiaries as of the close of business on the Closing Date (the “Estimated Closing Cash”).  Subsequent to the Closing, the Estimated Closing Cash shall be reconciled to the actual amount of Cash of the Company and each of its Subsidiaries as of the close of business on the Closing Date (the “Closing Cash”) in accordance with Section 3.04 below (the “Closing Cash Adjustment”).

(d)                                 Payment of Merger Consideration.  At and upon the Effective Time, Parent or Merger Sub shall remit the Merger Consideration by wire transfer of immediately available funds as follows:

(i)                                     the Withholdings shall be remitted to the Company’s payroll withholding bank account for transmittal to the Internal Revenue Service or the applicable recipient thereof;

(ii)                                  a portion of the Merger Consideration in the amount of the Escrow Amount shall be deposited by Parent with the escrow agent (the “Escrow Agent”) designated in the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit B hereto, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.  Such cash delivered to the Escrow Agent, together with any investment proceeds thereon are referred to collectively herein as the “Escrow Funds.”  The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent; and

(iii)                               the remaining amount of the Merger Consideration, after subtraction of the amounts remitted in accordance with Sections 3.01(d)(i) and 3.01(d)(ii) and subtraction of the portion thereof otherwise allocable in accordance with Section 3.01(g) below to Dissenting Shares, shall be remitted to the Representative or its designee by Parent.

The aggregate of the payments set forth in this Section 3.01(d), together with any subsequent remittances to the Representative or its designee as a consequence of the Closing Net Working Capital Adjustment and/or the Closing Cash Adjustment (as respectively described in Section 3.04), is referred to herein as the “Payment Fund.”  The Representative shall allocate and distribute, or cause its designee to distribute, the Payment Fund in accordance with the provisions of Sections 3.01(g), 3.02 and 3.03 below.

(e)                                  Payment of Company Senior Debt.  At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company by wire transfer of immediately available funds, to the lenders such amounts as directed in writing by the lenders necessary to repay the Company Senior Debt (including all interest accrued thereunder and all fees and expenses required to satisfy such obligations) up to and including the Closing Date (the “Senior Debt Payoff Amount”).

(f)                                    Payment of Company Stockholder Transaction Expenses.  At and upon the Effective Time, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds such amounts necessary to pay the Company Stockholder Transaction Expenses, not paid prior to the Closing by the Company and its Subsidiaries, which shall be set forth on a schedule that the Representative shall deliver to Parent not less than three (3) business days prior to the Closing Date.

(g)                                 Allocation of Merger Consideration.  Upon and after the Closing, the Representative, having been duly empowered to act on behalf of the Company Stockholders pursuant to the terms of the Representative Agreement, shall make determinations as to the allocation of the Sellers’ Merger Consideration among the Preferred Shares, the Common Shares and the Options.  In furtherance of the foregoing, the Representative shall follow the directives and procedures set forth in this Section 3.01(g) and in Sections 3.02 and 3.03 to determine the payments and deliveries to be made from the Payment Fund with respect to such ownership interests in the Company.

(i)                                     Until the Preferred Share Face Amount Threshold has been met, one hundred percent (100%) of the Sellers’ Merger Consideration shall be paid to the holders of Preferred Shares (other than with respect to Dissenting Shares) pro rata among such holders on the basis of the number of Fully-Diluted Preferred Shares held by such holders immediately prior to the Effective Time.  The “Preferred Share Face Amount Threshold” shall mean the point at which the (x) sum of the Sellers’ Merger Consideration paid to the holders of Preferred Shares divided by (y) the number of Fully-Diluted Preferred Shares equals $5.643.

(ii)                                  From and after the point the Preferred Share Face Amount Threshold has been met until the Preferred Share Preference Amount Threshold has been met, (1) ninety percent (90%) of the Sellers’ Merger Consideration shall be paid to the holders of Preferred Shares (other than with respect to Dissenting Shares) pro rata among such holders on the basis of the number of Fully-Diluted Preferred Shares held by such holders immediately prior to the Effective Time and (2) ten percent (10%) of the Sellers’ Merger Consideration shall be paid to the holders of Common Shares (other than with respect to Dissenting Shares) pro rata among such holders on the basis of the number of

Fully-Diluted Common Shares held by such holders immediately prior to the Effective Time. The “Preferred Share Preference Amount Threshold” shall mean the point at which the (x) sum of the Merger Consideration paid to the holders of Preferred Shares divided by (y) the number of Fully-Diluted Preferred Shares equals $8.4645.

(iii)                               From and after the point the Preferred Share Preference Amount Threshold has been met, (1) ten percent (10%) of the Sellers’ Merger Consideration shall be paid to the holders of Preferred Shares (other than with respect to Dissenting Shares) pro rata among such holders on the basis of the number of Fully-Diluted Preferred Shares held by such holders immediately prior to the Effective Time and (2) ninety percent (90%) of the Sellers’ Merger Consideration shall be paid to the holders of Common Shares (other than with respect to Dissenting Shares) pro rata among such holders on the basis of the number of Fully-Diluted Common Shares held by such holders immediately prior to the Effective Time.

(iv)                              In determining the allocation of the Sellers’ Merger Consideration, the Company Stockholders shall be deemed to have received the Escrow Amount as a portion of such Sellers’ Merger Consideration.

SECTION 3.02.                                         Effect of Merger on the Capital Stock of the Company.

(a)                                  Conversion of Common Stock.  At the Effective Time, each share of common stock, without par value, of the Company (each, a “Common Share”) that is issued and outstanding immediately prior to the Effective Time, including, without limitation, all shares of common stock issued upon exercise of any Options shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished, and each such Common Share shall be converted into the right to receive the Common Per Share Merger Consideration (subject to adjustment to reflect changes in the Closing Net Working Capital and/or the Closing Cash as provided in Sections 3.01(b), 3.01(c) and 3.04 hereof) in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to Options cancelled pursuant to Section 3.03.  Notwithstanding any contrary provision set forth in this Agreement, the Representative shall not pay to any Company Stockholder holding Common Shares (i) that portion of the Merger Consideration represented by such Company Stockholder’s pro rata share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the Escrow Agreement or (ii) such Company Stockholder’s pro rata share of Holdback Amount or the Expense Amount (in each case as such terms are defined in the Representative Agreement), until such time as such amounts, if any, are distributable pursuant to the terms and conditions of the Representative Agreement.  The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Funds in escrow.

(b)                                 Conversion of Preferred Stock.  At the Effective Time, each share of Class A Preferred Stock, without par value, of the Company (each, a “Preferred Share”) that is issued and outstanding immediately prior to the Effective Time, including, without limitation, all shares of Preferred Stock issued upon exercise of any Options shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished, and each such Preferred Share shall be converted into the right to receive the Preferred Per Share Merger Consideration (subject to adjustment to reflect changes in the Closing Net Working Capital and/or the Closing Cash as provided in Sections 3.01(b), 3.01(c) and 3.04 hereof) in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to Options cancelled pursuant to Section 3.03.  Notwithstanding any contrary provision set forth in this Agreement, the Representative shall not pay to any Company Stockholder holding Preferred Shares (i) that portion of the Sellers’ Merger Consideration represented by such Company Stockholder’s pro rata share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the Escrow Agreement or (ii) such Company Stockholder’s pro rata share of Holdback Amount or the Expense Amount (in each case as such terms are defined in the Representative Agreement), until such time as such amounts, if any, are distributable pursuant to the terms and conditions of the Representative Agreement.

(c)                                  Treasury Stock.  Each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(d)                                 Surrender of Certificates.  The Representative or its designee shall deliver the Merger Consideration pursuant to this Section 3.02 (adjusted as contemplated in Sections 3.01(b), 3.01(c) and 3.04) out of the Payment Fund for each Company Share that is surrendered in accordance with this Section 3.02(d).  As soon as practicable, but in no event later than five (5) business days after the Effective Time, the Representative or its designee shall mail to each holder of record of a certificate representing outstanding Company Shares (the “Certificates”) (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by such Company Stockholder of his, her or its Certificates to the Representative or its designee, and shall be in customary form) and (2) instructions for use in effecting the surrender of the Certificates in exchange for the Sellers’ Merger Consideration contemplated to be paid to the Company Stockholders pursuant to this Section 3.02.  Upon surrender of a Certificate to the Representative or its designee for cancellation, the holder of such Certificate shall be entitled to receive in exchange therefor the Sellers’ Merger Consideration (adjusted as contemplated in Sections 3.01(b), 3.01(c) and 3.04 hereof) represented by such Certificate as set forth above, which Sellers’ Merger Consideration shall be payable upon such proper surrender by the Representative or its designee by delivery of a certified or bank cashier’s check or by wire transfer, and the Certificate so surrendered shall forthwith be canceled upon delivery thereof to the Representative or its designee.  No interest will be paid or accrued on any cash payable to holders of Certificates.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Shares is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(e)                                  Cancellation of Company Shares.  From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Sellers’ Merger Consideration represented by such Certificate (other than with respect to Dissenting Shares).

SECTION 3.03.                                         Options.  In connection with the Merger, effective at the Effective Time, all outstanding stock options or similar rights to purchase Common Shares or Preferred Shares (each, an “Option”) heretofore granted under the Company’s 2001 Stock Option Plan, 2002 Stock Option Plan or 2004 Stock Option Plan (together, the “Option Plans”), without any payment therefor except as otherwise provided in this Section 3.03, shall be automatically cancelled in accordance with their terms, and, prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to terminate the Option Plans and all individual option agreements outside of the Option Plans as of the Effective Time.  Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash, at the Effective Time, equal to (A) if an Option exercisable for Common Shares, the product of (i) the excess, if any, of (x) the Common Per Share Merger Consideration (subject to adjustment to reflect changes in the Closing Net Working Capital and/or the Closing Cash as provided in Sections 3.01(b), 3.01(c) and 3.04 hereof) over (y) the exercise price per Common Share subject to such Option, multiplied by (ii) the total number of Common Shares subject to such Option immediately prior to its cancellation (such payment to be net of Withholding, if any, and without interest), at the same time, in the same manner and subject to the same conditions under which other Company Stockholders receive Common Per Share Merger Consideration, or (B) if an Option exercisable for Preferred Shares, the product of (i) the excess, if any, of (x) the Preferred Per Share Merger Consideration (subject to adjustment to reflect changes in the Closing Net Working Capital and/or the Closing Cash as provided in Sections 3.01(b), 3.01(c) and 3.04 hereof) over (y) the exercise price per Preferred Share subject to such Option, multiplied by (ii) the total number of Preferred Shares subject to such Option immediately prior to its cancellation (such payment to be net of Withholding, if any, and without interest), at the same time, in the same manner and subject to the same conditions under which other Company Stockholders receive the Preferred Per Share Merger Consideration (collectively, such amounts payable hereunder being referred to as the “Option Payments”).  As soon as practicable, but in no event later than five (5) business days after the Effective Time, the Representative or its designee shall mail to each Option Holder (1) a letter of transmittal and (2) instructions for use in effecting the cancellation and termination of the Option in exchange for the Option Payments contemplated to be paid to the Option Holders pursuant to this Section 3.03.  Upon receipt of a duly completed letter of transmittal, the Representative or its designee shall pay to such Option Holder, on behalf of the Company out of amounts paid to the Representative in accordance with this Agreement and subject to any applicable Withholdings, the Option Payments due under this Section 3.03 with respect to such Option.  Notwithstanding any contrary provision set forth in this Agreement, the Representative shall not pay to any Option Holder at the Effective Time (i) that portion of the Option Payments represented by such Option Holder’s pro rata share of the Escrow Funds until such time as such amount, if any, is distributable pursuant to the terms and conditions of the Escrow Agreement or (ii) such Option Holder’s pro rata share of Holdback Amount or the Expense Amount (in each case as such terms are defined in the Representative Agreement), until such time as such amounts, if any, are distributable pursuant to the terms and conditions of the Representative Agreement.

SECTION 3.04.              Closing Net Working Capital Adjustment; Closing Cash Adjustment.

(a)           Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative (i) a statement of the Closing Net Working Capital (the “Statement of Closing Net Working Capital”) and (ii) a statement of the Closing Cash (the “Statement of Closing Cash”).  The Statement of Closing Net Working Capital shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with GAAP and the definition of Closing Net Working Capital set forth in Article I above and in accordance with the procedures set forth in Section 3.04(a) of the Disclosure Schedule.  The Statement of Closing Cash shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with GAAP and the definition of Cash set forth in Article I above.

(b)           The Statement of Closing Net Working Capital and the Statement of Closing Cash shall respectively be final and binding on the parties unless the Representative shall, within thirty (30) days following the delivery of (i) the Statement of Closing Net Working Capital or (ii) the Statement of Closing Cash, as applicable, deliver to Parent written notice of disagreement with any of such statements, which notice(s) shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement.  The Representative shall provide reasonable supporting documentation for each such disagreement concurrently with the delivery of the respective notice(s).  After the end of such thirty (30) day period, the Representative may not introduce additional disagreements with respect to any item in the Statement of Closing Net Working Capital or the Statement of Closing Cash.  If the Representative shall raise any objections within the aforesaid thirty (30) day period, then the disputed matters shall be resolved by the Representative, on behalf of the Company Stockholders, and Parent.  If the Representative and Parent are unable to resolve all disagreements within thirty (30) days of receipt by Parent of a written notice of disagreement, or such longer period as may be agreed by Parent and the Representative, then, within thirty (30) days thereafter, the Representative and Parent jointly shall select KPMG LLP or any other arbiter from a nationally recognized independent public accounting firm that is not the independent auditor of any of Parent, the Company, the Representative or the Surviving Corporation; if Parent and the Representative are unable to select an arbiter within such time period, the American Arbitration Association shall make such selection (the Person so selected shall be referred to herein as the “Accounting Arbitrator”).  The Accounting Arbitrator so selected will consider only those items and amounts set forth in the Statement of Closing Net Working Capital and/or the Statement of Closing Cash as to which Parent and the Representative have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement.  In submitting a dispute to the Accounting Arbitrator, each of the parties shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other party such documents and information as the Accounting Arbitrator may request.  Each party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party.  The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, (i) a final Statement of Closing Net Working Capital and/or (ii) a final Statement of Closing Cash, according to the dispute(s) noticed.  Each such report shall be final and binding upon Parent and the Representative (on behalf of the Stockholders).  The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by (i) Parent if the Accounting Arbitrator’s determination of the disputed items shall vary from Parent’s determination of the disputed items by more than the difference between the Representative’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items or (ii) the Representative if the Accounting Arbitrator’s determination of the disputed items shall vary from the Representative’s determination of the disputed items by more than the difference between Parent’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items. Parent and the Representative shall, and Parent shall cause the Surviving Corporation to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Net Working Capital and/or the Statement of Closing Cash as promptly as reasonably practicable.

(c)           If the amount representing:

(i)            the Closing Net Working Capital as reflected in the Statement of Closing Net Working Capital as finally determined in accordance with this Section 3.04 is less than the Estimated Closing Net Working Capital, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such shortfall.  If the amount representing Closing Net Working Capital as reflected in the Statement of Closing Net Working Capital as finally determined is greater than the Estimated Closing Net Working Capital, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess.

(ii)           the Closing Cash as reflected in the Statement of Closing Cash as finally determined in accordance with this Section 3.04 is less than the Estimated Closing Cash, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such shortfall.  If the amount representing Closing Cash as reflected in the Statement of Closing Cash as finally determined is greater than the Estimated Closing Cash, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess.

If any adjustment under this Section 3.04 results in an aggregate reduction in the Merger Consideration, Parent shall be entitled to the amount of such reduction plus interest from and after the Closing Date to and through the date of payment at the prime rate charged on the Closing Date by LaSalle Bank, National Association, Chicago, Illinois (the “Prime Rate”), which such amount shall be paid to Parent within five (5) business days after the final determination of the Closing Net Working Capital and/or the Closing Cash, respectively.  Any reduction in Merger Consideration to be paid pursuant to this Section 3.04 shall be the joint and several obligation of all Company Stockholders and paid by the Representative to Parent.  Conversely, if any adjustment results in an aggregate increase in the Merger Consideration, Parent shall deposit or shall cause to be deposited into the Payment Fund the amount of such increase plus interest from and after the Closing Date to and through the date of payment at the Prime Rate within five (5)

business days after the final determination of the Closing Net Working Capital and/or the Closing Cash, respectively.

SECTION 3.05.              Return of Merger Consideration.  If, after nine (9) months after the Effective Time, there remain any holders of Company Shares who have not surrendered their Certificates for payment of the Merger Consideration, the Representative shall mail notices to such holders at the address set forth in the stock records of the Company notifying them of their right to receive the Merger Consideration.  To the extent that any holders of Company Shares have not tendered their Certificates within ninety (90) days after the mailing of such notice, the Representative or its designee shall return, to the extent permitted by Law, to Parent any funds held by it or its designee for the benefit of holders of Company Shares and deliver to Parent any Certificates or other documents received by it or its designee from any holder of Company Shares after such time.  Upon receipt, Parent shall hold the remaining funds for the benefit of such holders and shall deliver to any holder of Company Shares who has properly surrendered Certificates for Company Shares the Merger Consideration to which such holder is entitled pursuant to this Agreement with respect to the Company Shares surrendered by such holder.

SECTION 3.06.              No Liability.  None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Company Stockholder in respect of any Merger Consideration delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Law.  Subject to Section 3.07, if any Certificate shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any public official, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

SECTION 3.07.              Lost, Stolen and Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the agreement by the Person to indemnify the Surviving Corporation in respect of any losses it incurs with respect to such lost, stolen or destroyed Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

SECTION 3.08.              Effect of Merger on Capital Stock of Surviving Corporation.  At the Effective Time, each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

SECTION 3.09.              Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the ORC (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Sellers’ Merger Consideration, unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the ORC.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the ORC and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the ORC.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Sellers’ Merger Consideration (adjusted as contemplated in Sections 3.01(b), 3.01(c) and 3.04 hereof) issuable pursuant to Section 3.02, and (ii) promptly following the occurrence of such event, Parent shall deposit into the Payment Fund the Merger Consideration (adjusted as contemplated in Sections 3.01(b), 3.01(c) and 3.04 hereof) to which such holder is entitled pursuant to Section 3.02.

SECTION 3.10.              Deliveries.  At the Closing and as a condition to Closing:

(a)           The Company or the Representative on behalf of the Company Stockholders, as the case may be, shall deliver to Parent:

(i)            All of the third party consents identified on Section 3.10(a)(i) of the Disclosure Schedule in form and substance reasonably satisfactory to Parent;

(ii)           The written resignations of each director and officer of the Company and its Subsidiaries as Parent shall direct in writing to the Company prior to the Closing;

(iii)          A certificate to the effect that each of the conditions specified below in Sections 8.02(a) and (b) is satisfied in all respects;

(iv)          The Escrow Agreement executed by the Representative;

(v)           The Termination Agreement substantially in the form of Exhibit C hereto duly executed by the Company and One Equity Partners LLC;

(vi)          The Termination Agreement substantially in the form of Exhibit D hereto duly executed by the Company and Garrett Capital Advisors;

(vii)         Evidence in form and substance reasonably satisfactory to Parent that the consulting agreement between the Company and Prottiviti, Inc. has been terminated without liability to the Company beyond the Closing Date;

(viii)        An opinion of counsel to the Company in form and substance reasonably satisfactory to Parent; and

(ix)           A duly completed and executed certification that an interest in the Company is not a “United States real property interest” pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations.

(b)           Parent shall deliver to the Company or the Representative, as the case may be:

(i)            The cash comprising the Merger Consideration (to be paid in the manner set forth in Section 3.01);

(ii)           A certificate to the effect that each of the conditions specified below in Sections 8.03(a) and (b) is satisfied in all respects; and

(iii)          The Escrow Agreement executed by Parent.

(c)           Parent, the Principal Company Stockholders and the Escrow Agent shall enter into the Escrow Agreement and Parent will deposit with the Escrow Agent the Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent.

(d)           The Company and the Merger Sub shall file with the Ohio Secretary of State a duly executed and verified Certificate of Merger, as required by the ORC, and the parties shall take all such other and further actions as may be required by Law to make the Merger effective upon the terms and subject to the conditions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, and with respect to Section 4.25 only, each of the Principal Company Stockholders, represent and warrant to Parent and Merger Sub that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except for representations and warranties that speak as of a specific date other than the date of this Agreement or the Closing Date, which are correct and complete as of such other date.

SECTION 4.01.              Organization, Qualification, Corporate Power and Authority.  The Company and each of its Subsidiaries is a corporation (or other business entity)  duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.  The Company and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect, all of which jurisdictions are set forth in Section 4.01 of the Disclosure Schedule.  The Company and each of its Subsidiaries has full corporate (or other entity) power and authority to carry on the businesses in which it currently is engaged and to own and use the properties owned and used by it.  Section 4.01 of the Disclosure Schedule lists the Company’s Subsidiaries and the directors and officers of the Company’s and each of its Subsidiaries.

SECTION 4.02.              Authority Relative to this Agreement.  The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the Requisite Stockholder Approval and the filing and recordation of the Certificate of Merger.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 4.03.              Capitalization.

(a)           The entire authorized capital stock of the Company consists of (i) 25,000,000 Common Shares, of which 1,974,870 Common Shares are issued and outstanding as of the date hereof and (ii) 25,000,000 Preferred Shares, of which 17,773,826 Preferred Shares are issued and outstanding as of the date hereof.  Pursuant to the Option Plans, the Company has reserved for issuance 2,475,000 Preferred Shares and 525,000 Common Shares.  As of the date hereof, the Company has granted, pursuant to the Option Plans, options to purchase an aggregate of 1,719,203 Preferred Shares and 211,183 Common Shares.  All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of any Contract binding upon the Company and were issued in compliance with all applicable Charter Documents of the Company and all applicable federal and state securities or “blue sky” laws and regulations.  The Company Shares are owned of record, and to the Knowledge of the Company, beneficially, by the Company Stockholders set forth in Section 4.03(a) to the Disclosure Schedule in the respective amounts set forth therein.  Except for the Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There are no other securities of the Company that are convertible into or exchangeable for capital stock or other securities of the Company.

(b)           Except as set forth in Section 4.03(b) of the Disclosure Schedule, the Company holds, directly or indirectly, the legal and beneficial title in all of the shares of capital stock (or equivalent equity interests) of each of its Subsidiaries free from all Liens and any other rights exercisable by third parties (except for Liens securing Company Senior Debt, which Liens will be released, effective as of the Closing Date, and restrictions imposed by applicable federal or state securities Law). All of the shares of capital stock (or equivalent equity interests) of the Subsidiaries of the Company are fully paid or properly credited under the applicable Law of the jurisdiction of incorporation or formation of the relevant Subsidiary of the Company. There is no liability to pay any additional contributions on any of the shares of capital stock (or equivalent equity interests) of the Subsidairies of the Company. Other than the Company, no Person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Subsidiary of the Company.

SECTION 4.04.              Noncontravention.  Assuming that all consents, approvals, authorizations and permits described in Section 4.04 of the Disclosure Schedule have been obtained and all filings and notifications described in this Section 4.04 have been made, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Court Order to which the Company or any of its Subsidiaries is subject, (ii) assuming the Requisite Stockholder Approval is obtained, violate any provision of the charter, bylaws or other governing documents of the Company or any of its Subsidiaries (the “Charter Documents”), or (iii) conflict with, result in or constitute a Default under, or require any notice under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its Assets is subject (or result in the imposition of any Lien upon any of its Assets), except in the case of (i) and (iii) where the violation, conflict, Default, failure to give notice or Lien would not have a Material Adverse Effect.  Except as set forth in Section 4.04 of the Disclosure Schedule and except for the filing of the Certificate of Merger under the ORC, the pre-merger notification requirements of the HSR Act and foreign antitrust and competition law filings, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give any notice, make any filing with or obtain any authorization, consent or approval would not have a Material Adverse Effect.

SECTION 4.05.              Brokers’ Fees.  Other than to Banc of America Securities LLC, Credit Suisse First Boston LLC and Lehman Brothers Inc., whose fees are included in the Company Stockholder Transaction Expenses, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 4.06.              Title to Assets; All Tangible Assets.  Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, the material Assets, including the assets and properties set forth on the Most Recent Financial Statements (except for such as may have been disposed of in the Ordinary Course of Business since the Balance Sheet Date), free and clear of all Liens (other than Permitted Encumbrances and Liens securing Company Senior Debt, which Liens will be released, effective as of the Closing Date), except as set forth in Section 4.06 of the Disclosure Schedule and except for Assets that it leases pursuant to Leases disclosed in any Section to the Disclosure Schedule hereto or Assets that constitute Intellectual Property that it licenses as disclosed in Section 4.12 of the Disclosure Schedule.  No Person other than the Company owns any vehicles, equipment or other tangible assets or properties which are necessary to the operation of the Company’s business, except for leased or licensed items disclosed in the Disclosure Schedule hereto and items of immaterial value.

SECTION 4.07.              Financial Statements; Books of Account.

(a)           The Company has made available to Parent the following financial statements (collectively, the “Financial Statements”):  (i) audited consolidated balance sheets as of December 31, 2003 and December 31, 2002 and audited consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2003 and December 31, 2002 and for the period from February 9, 2001 (date operations commenced) through December 31, 2001 of the Company and its Subsidiaries (the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet and statements of operations and cash flows of the Company and its Subsidiaries (the “Most Recent Financial Statements”) as of and for the nine months ended September 25, 2004 (such date, the “Balance Sheet Date”).  The Financial Statements (including the footnotes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b)           The books of account of the Company fairly reflect in all material respects, in accordance with GAAP, consistently applied with the Audited Financial Statements, (a) all transactions relating to the Company and (b) all items of income and expense, assets and liabilities and accruals relating to the Company.  The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

SECTION 4.08.              Events Subsequent to Balance Sheet Date.  Except as contemplated by this Agreement or as set forth in Section 4.08 of the Disclosure Schedule, since the date of the Balance Sheet Date, Company has conducted its business in the Ordinary Course of Business and there has not been with respect to the Company’s business:

(a)           any change that has had a Material Adverse Effect;

(b)           any increase in the compensation payable or to become payable to, or any payment to, any director, employee or independent contractor, except for payments and increases made in the Ordinary Course of Business;

(c)           any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the Ordinary Course of Business;

(d)           other than in the Ordinary Course of Business, any waiver or release of any claim or right or cancellation of any debt held;

(e)           any distributions or payments to any Affiliate of the Company, other than between Subsidiaries of the Company in the Ordinary Course of Business;

(f)            any capital expenditures incurred or capital leases entered into that in the aggregate exceed $500,000;

(g)           any change in accounting or Tax accounting methods, revocation of any Tax election or the entering into any settlement with respect to any material Taxes;

(h)           material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Company or any of its Subsidiaries;

(i)            any declaration or payment of any dividend or other distribution on its capital stock; or

(j)            any grant of any Lien (other than a Permitted Encumbrance) on any of the Assets of the Company and its Subsidiaries.

SECTION 4.09.              Legal Compliance. The Company and each of its Subsidiaries:

(a)           except as set forth in Section 4.09(a) of the Disclosure Schedule, have complied in all material respects with all applicable Laws of federal, state, local and foreign governments (and all agencies thereof), including, without limitation, those of the United States and of the European Union (and each of its member states) and any other foreign jurisdiction.  No notice, correspondence, inquiry or other communication has been received by the Company or any of its Subsidiaries alleging any failure to so comply; and

(b)           except as set forth in Section 4.09(b) of the Disclosure Schedule, have, directly or indirectly through distributors, all material Licenses necessary for the operation of the businesses of the Company and each of its Subsidiaries as currently conducted.  To the Company’s Knowledge, the Company and each of its Subsidiaries are in compliance with the terms of all such Licenses.  All such Licenses are current and in full force and effect, and no suspension or cancellation of any of such License is pending or, to the Knowledge of the Company, threatened.

SECTION 4.10.              Tax Matters.

(a)           Except as set forth in Section 4.10(a) of the Disclosure Schedule, all Tax Returns required to have been filed by the Company or its Subsidiaries or a Relevant Group on or prior to the Closing Date have been timely filed, will be timely filed prior to the Closing Date, or the time to file such return has been appropriately extended.  All Taxes owed by the Company, any of its Subsidiaries, or any members of any Relevant Group for periods (or portions thereof) ending on or before the Closing Date (whether or not shown on any Tax Return) have been paid, will be paid on or prior to the Closing Date, or are adequately and specifically provided for on the Statement of Closing Net Working Capital (including supporting work papers).  All current Taxes of the Company, any of its Subsidiaries, and any Relevant Group not yet due and payable will be adequately and specifically provided for on the Statement of Closing Net Working Capital (including supporting work papers).

(b)           Except as disclosed in Section 4.10(b) of the Disclosure Schedule, since February 9, 2001, no claim has ever been made by an authority in a jurisdiction where any of the Company or any of its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.  There are no Liens on the assets of any of the Company or its Subsidiaries (including stock owned in Subsidiaries) with respect to Taxes.

(c)           Except as set forth on Section 4.10(c) of the Disclosure Schedule, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           Except as set forth in Section 4.10(d) of the Disclosure Schedule, there is no examination or claim concerning any liability for Taxes with respect to the Company or any of its Subsidiaries that is currently pending or outstanding and, to the Knowledge of the Company, no notice of an examination or claim has been received by the Company or any Subsidiary concerning any liability for Taxes with respect to the Company or any of its Subsidiaries.

(e)           Except as set forth in Section 4.10(e) of the Disclosure Schedule, neither the Company nor any Subsidiary nor any Relevant Group has waived the statute of limitations in respect of any Taxes or agreed to any extensions of time with respect to any Tax assessment or deficiency that has not expired (or will not expire) on or prior to the Closing Date.  The Company has made available to Parent complete copies of all federal income Tax Returns filed by the Company since February 9, 2001 with respect to any Relevant Group, examination reports received by the Company or any Subsidiary since February 9, 2001 with respect to the income Tax Returns of the Company, any Subsidiary, or any Relevant Group, and statements of deficiencies received the Company or any Subsidiary since February 9, 2001 with respect to the income Tax liability of the Company, any Subsidiary, or any Relevant Group.

(f)            The Company is not (nor has been in the five year period ending on the Closing Date) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.  Neither the Company nor any of its Subsidiaries is obligated to make any payments as a result of the transactions resulting from this Agreement (including, the vesting of benefits, severance payments, or termination payments) that would result in a nondeductible expense under Section 280G of the Code.

(g)           Except as disclosed in Section 4.10(g) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code that could affect any year ending after the Closing Date or that could result in the Company or any Subsidiary paying a Tax for any year in the form of a penalty.  Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending on the Closing Date.  Each of the Company and its Subsidiaries has disclosed on the federal income Tax Returns of the Relevant Group filed since February 9, 2001 all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Since February 9, 2001 (or, to the Knowledge of the Company, at any time) neither the Company nor its Subsidiaries has received (or is subject to) any private rulings or special arrangements from any taxing authority or has entered into (or is subject to) any closing agreement with any taxing authority.

(h)           Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.  None of the Company or its  Subsidiaries has any liability for the Taxes of any Person arising during any period (or portion thereof) ending on or before the Closing Date (other than members of the Relevant Group), (i) as a transferee or successor, (ii) by Contract or other agreement, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law).

(i)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transactions (except for intercompany transactions that in the aggregate the Company or any of its Subsidiaries have recognized less than $500,000 of gain) or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law).

SECTION 4.11.              Real Property.

(a)           Section 4.11(a) of the Disclosure Schedule sets forth a correct and complete list of all Owned Real Property.  With respect to each parcel of Owned Real Property, except as set forth in Section 4.11(a) of the Disclosure Schedule:

(i)            the Company or one of its Subsidiaries has good and marketable fee simple title and is the legal and beneficial owner, free and clear of all Liens, except Permitted Encumbrances and Liens securing the Company Senior Debt, which Liens will be released, effective as of the Closing Date;

(ii)           neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)          there are no outstanding contracts for sale or other disposition, options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           Section 4.11(b) of the Disclosure Schedule sets forth a correct and complete list of all Leased Real Property.  The Company has made available to Parent a correct and complete copy of all Leases pursuant to which the Company or any of its Subsidiaries holds an interest in such Leased Real Property.  Each of the Leases is in full force and effect in accordance with its respective terms, and, except as set forth in Section 4.11(b) of the Disclosure Schedule, the Company is the legal and beneficial holder of the lessee’s or tenant’s interest thereunder.  Except as set forth in Section 4.11(b) of the Disclosure Schedule, there exists no Default on the part of the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other party thereto, under any Lease, and no circumstance exists which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a Default due to any action or failure to act by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Lease.  The Company has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Leases.  Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Company has paid all rents and other charges to the extent due and payable under the Leases.  Except as set forth in Section 4.11(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any Person the right to possess, use, occupy or enjoy any Leased Real Property, and, to the Knowledge of the Company, there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of any Leased Real Property to which the Company or any of its Subsidiaries is granted an exclusive right of use and possession under any of the Leases.

(c)           Neither the Company nor any of its Subsidiaries has any ownership or leasehold interest in or actual or contingent liability in respect of any real property other than the Owned Real Property and the Leased Real Property listed in Sections 4.11(a) and 4.11(b) of the Disclosure Schedule.

(d)           Except as set forth in Section 4.11(d) of the Disclosure Schedule, to the Knowledge of the Company, there is no existing actual or contingent liability to pay any sums in relation to any Owned Real Property or any Leased Real Property other than taxes, assessments and levies imposed by Law or by a Governmental Body, payment of insurance premiums and service charges, sums payable pursuant to Liens against the Owned Real Property and Leased Real Property and, in the case of the Leased Real Property, only, rent, operating and common area expenses, and any other charges payable pursuant to the Leases.

(e)           The Leased Real Property and the Owned Real Property constitute all of the real property necessary to operate the business of the Company as currently operated.

SECTION 4.12.              Intellectual Property.

(a)           Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company and each of its Subsidiaries owns, or possesses enforceable licenses or other rights to use (including, without limitation, foreign rights), all Intellectual Property necessary to or used by the Company or any of its Subsidiaries in the operation of the Company’s business, and such rights will not cease to be valid rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)           Section 4.12(b) of the Disclosure Schedule sets forth a correct and complete description of (i) all material issued patents, registered trademarks and registered copyrights (whether owned or licensed) and (ii) all material pending applications for patents, trademarks and copyrights by the Company or any of its Subsidiaries and identifies all material agreements pursuant to which the Company or any of its Subsidiaries has licensed or sub-licensed or received a license or sub-license with respect to any of its Intellectual Property (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or any of its Subsidiaries by the applicable software licensor).  The patents currently asserted by B. Braun Melsungen A.G., et al in filings made in connection with the litigation described in items 9, 10 and 11 of Section 4.14 of the Disclosure Schedule do not cover any Products currently manufactured or marketed by the Company or any of its Subsidiaries other than the PROTECTIV JELCO products or, to the Company’s

Knowledge, new Products in development known as SGK, Python and the passive model of PROTECTIV.

(c)           Except as set forth in Section 4.12(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Intellectual Property, and neither the Company nor any of its Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not, other than licenses to the Company and any of its Subsidiaries of franchises or licenses in the Ordinary Course of Business.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, no Person has notified the Company or any of its Subsidiaries that it is presently claiming any ownership of or right to use the Company’s Intellectual Property or that it is presently claiming that any of the Company’s or any of its Subsidiaries’ Intellectual Property is invalid or unenforceable.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, no Person, to the Knowledge of the Company, is infringing upon any such Intellectual Property in any way.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, to the Knowledge of the Company, the use of the Intellectual Property by the Company or any of its Subsidiaries does not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Intellectual Property, and no action has been instituted against or notices received by the Company or any of its Subsidiaries that are presently outstanding alleging that the use of the Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property.

SECTION 4.13.              Contracts.

(a)           Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Customer Contracts that accounted for more than $660,000 of revenue in the eight-month period ended August 28, 2004 (the “Material Customer Contracts”).

(b)           Except pursuant to Leases which are reflected in the Financial Statements or as set forth on Section 4.13(b) of the Disclosure Schedule, none of the material tangible Assets is leased by the Company from any third party, whether affiliated or unaffiliated with the Company.

(c)           Except as listed in Section 4.13(c) of the Disclosure Schedule, the Company is not a party to any:

(i)            Contract with any present employee, consultant or independent contractor with an annual salary in excess of $100,000 (or an equivalent amount in foreign currency) or that contains any ongoing obligation with respect to any former employee, consultant or independent contractor;

(ii)           Contract obligating the Company or any of its Subsidiaries to the future purchase of, or payment for, supplies, products, Intellectual Property or services or the use thereof, with a value of more than $500,000;

(iii)          Representative, distributorship or sales agency Contract under which at least $1,000,000 of revenue to the Company or any of its Subsidiaries has been generated during the past two fiscal years;

(iv)          Contract limiting or restraining the Company or any of its Subsidiaries from engaging or competing in any lines of business with any Person;

(v)           Contract evidencing the settlement of any investigation, inquiry or proceeding against the Company or any of its Subsidiaries by a Government Body pursuant to which the Company or any of its Subsidiaries has any ongoing obligation;

(vi)          License, franchise or other similar agreement not otherwise disclosed in Section 4.12(c) of the Disclosure Schedule; or

(vii)         Contract relating to the IPI Agreement, Jelco Agreements or Management Buyout Agreement.

(d)           All of the Contracts identified in Sections 4.13(a), 4.13(b) and 4.13(c) of the Disclosure Schedule are valid, binding and enforceable against the Company or its Subsidiary in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity) and are in compliance in all material respects with all applicable Laws, and the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will not conflict with, or result in or constitute a Default under or require any notice under any of such Contracts.  The Company and each of its Subsidiaries have, and, to the Knowledge of the Company, all other parties to such Contracts have, complied with the provisions of such Contracts.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Contracts, is in Default thereunder, and no notice of any claim of Default has been given to the Company or any of its Subsidiaries.  With respect to any of such Contracts that are Leases, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

SECTION 4.14.              Litigation.  Section 4.14 of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any material outstanding sanction, exclusion, injunction, judgment, order or decree or (ii) is a party to any pending or, to the Knowledge of the Company, threatened, material action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, including, with respect to any pending litigation, whether the Company’s insurers have been notified of such claim and each instance where an insurer has denied or disavowed coverage thereof.  The Company has no Knowledge of any event that has occurred, and no claim has been asserted, that is likely to result in any investigation, inquiry or proceeding against the Company or any of its Subsidiaries, the business or the Assets.

SECTION 4.15.              Employee Benefits; Labor Matters.

(a)           Section 4.15(a) of the Disclosure Schedule lists every Employee Benefit Plan and Employee Pension Benefit Plan that the Company or any of its ERISA Affiliates maintains or to which the Company or any of its ERISA Affiliates contributes.  With respect to each Employee Benefit Plan and Employee Pension Benefit Plan, the Company has made available to Parent true and complete copies, if applicable, of (i) all plan documents and amendments thereto, (ii) all trust agreements, (iii) all summary plan descriptions and other material communications with participants, (iv) all Internal Revenue Service determination letters, (v) written descriptions of any unwritten Employee Benefit Plans and Employee Pension Benefit Plans, (vi) the three most recently filed Forms 5500 or 5500C/R and any financial statements or actuarial reports related thereto, (vii) all reports received from service providers within the preceding three years and (viii) all notices received from any governmental entity within the preceding three years.

(i)            To the Knowledge of the Company, each Employee Benefit Plan and Employee Pension Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan or Employee Pension Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code or any other relevant regulations or applicable Law.

(ii)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Employee Benefit Plan that is an Employee Pension Benefit Plan within the time and other limits required by applicable Law.  All premiums or other payments that are due have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii)          The only Liability of the Company or any of its ERISA Affiliates to any person in respect of any Employee Pension Benefit Plan is to contribute to those plans set forth in Section 4.15(a) of the Disclosure Schedule.

(iv)          No Employee Pension Benefit Plan provides any benefits other than Money Purchase Benefits, and neither the Company nor any of its ERISA Affiliates has any obligation to pay, to or in respect of any member of an Employee Pension Benefit Plan, any benefits of which the value is greater than the value of the assets attributable to that member.

(v)           Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) or other requirements of any applicable Law has timely received a favorable determination letter or other necessary approval from the Internal Revenue Service or other relevant Governmental Body to the effect that such Employee Benefit Plan meets all requirements of Code Section 401(a) or other applicable Law relevant to the Employee Benefit Plan for which a determination letter or other approval is currently available, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or approval to adversely affect the qualification approval of such Employee Benefit Plan.

(b)           Parent has been given details of all employees earning in excess of $100,000 (or an equivalent amount in foreign currency) per year, including details of any remuneration and other benefits payable to such employees, and copies of all current Contracts of employment for any employee earning in excess of $100,000 (or an equivalent amount in foreign currency) and details of any consultancy agreements have been made available to Parent.

(i)            Neither the basis nor rate of remuneration payable or other benefits in kind provided (including under any Employee Benefit Plan) to any employee of the Company or any of its Subsidiaries has changed since the Balance Sheet Date so as to increase aggregate annual payroll costs of the Company or any of its Subsidiaries by more than 5%.

(ii)           Neither the Company nor any of its Subsidiaries has entered into any arrangement (oral or otherwise) regarding any future variation to any contract of employment or collective agreement, nor have there been any agreements, undertakings or assurances given to any past, present or future officers or employees of the Company or any of its Subsidiaries or any other person as to the introduction of any Employee Pension Benefit Plan.

(iii)          Except as set forth in Section 4.15(b) of the Disclosure Schedule, all contracts of employment (written or otherwise) can be terminated without notice without giving rise to any claim for damages or other compensation (other than compensation payable due to any applicable overriding Law).

(c)           Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to any Employee Pension Benefit Plan that is subject to Title IV of ERISA or Code Section 412 or that is an employee stock ownership plan within the meaning of Code Section 4975(e)(7).

(d)           No Employee Benefit Plan is a Multiemployer Plan.  Neither the Company nor any of its ERISA Affiliates has (i) at any time during the last six (6) years contributed to or been obligated to contribute to any Multiemployer Plan or (ii) incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

(e)           Except as set forth in Section 4.15(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar contract with, nor does it recognize any, labor organization, union, works council or other body representing its employees.  There has not been since May 21, 2003, and there is not presently pending or existing and, to the Knowledge of the Company, there is not threatened (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other proceeding in respect of the grievance of any employee of the Company or any of its Subsidiaries, (ii) any application or complaint filed by any employee of the Company or any of its Subsidiaries or union with the National Labor Relations Board or any comparable governmental body or (iii) any organizational activity, including application for recognition or labor dispute against or affecting the Company or any of its Subsidiaries, and no application for certification of a collective bargaining agreement or other similar contract, labor organization or union is pending or, to the Knowledge of the Company, threatened.  There is no lockout of any employees by the Company or any of its Subsidiaries and no such action is contemplated by the Company or any of its Subsidiaries.

(f)            Except as set forth in Section 4.15(f) of the Disclosure Schedule, no Employee Benefit Plan, contract of employment or collective bargaining agreement contains any provision that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(g)           Except as set forth in Section 4.15(g) of the Disclosure Schedule, no suit, action, litigation or other claim (excluding claims for benefits in the ordinary course) has been brought or, to the Knowledge of the Company, threatened against or with respect to any Employee Benefit Plan, nor are there any other claims, of whatsoever nature pending or, to the Knowledge of the Company, threatened by any employee or worker against the Company or any of its Subsidiaries whether in connection with their employment, variation in terms of employment, termination of employment or otherwise, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such suit, action, litigation or claim.

(h)           No Employee Benefit Plan provides health care or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B or any state Laws requiring continuation of benefits coverage beyond termination of employment.

(i)            Except as otherwise provided in this Agreement, neither the Company nor any of its ERISA Affiliates has made any plan or commitment, whether or not legally binding, to create any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan.  All Employee Benefit Plans may be amended or terminated without penalty before, at or after the Closing, subject to the requirements of applicable Law or any collective bargaining agreement or other similar Contract.

(j)            In the past three years, neither the Company nor any of its Subsidiaries has effectuated (1) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq.) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (2) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations relating to their businesses sufficient in number to trigger application of any similar state or local law.  Neither the Company nor any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) in the past three years.

(k)           The Company and its Subsidiaries have complied in all material respects with all Law, codes of conduct, collective agreements, terms and conditions of employment and agreements with third parties (including trade unions, work councils or other employee representative bodies), and there are no investigations existing or pending in relation to any employment matter by any Governmental Body.

(l)            In the twelve months preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given notice of any dismissals or redundancies to the relevant public authority or started consultation with any trade union, works council or other employee representative body in relation to any dismissals or other matters affecting employment or been party to any transfer of a business or undertaking and failed to comply with any associated duty to inform and consult any trade union, works council or other employee representative body.

SECTION 4.16.              Environmental Matters.  Except as noted in Section 4.16 of the Disclosure Schedule:

(a)           The Company and each of its Subsidiaries are in material compliance with Environmental Laws and have, and are in material compliance with, all necessary Environmental Permits.

(b)           No material releases of Hazardous Materials have occurred at or from any property during the period it was owned or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, at any other time.

(c)           There are no past, pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries, which have not been fully resolved.

(d)           There are no underground storage tanks owned by the Company or any of its Subsidiaries or located at any facility owned or operated by the Company or any of its Subsidiaries.

(e)           There are no facts, circumstances or conditions that could reasonably be expected to give rise to any material legal liability under the Environmental Laws pertaining to any property now or, to the Knowledge of the Company, at any other time owned, operated, leased or otherwise used by the Company or any of its Subsidiaries.

(f)            None of the Company or any of its Subsidiaries has received a request under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by the Company or any of its Subsidiaries.

(g)           None of the properties owned, operated or leased by the Company or any of its Subsidiaries are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System or any comparable state or local environmental database.

(h)           There is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by the Company or any of its Subsidiaries, which is not in compliance with Environmental Law.

(i)            Neither the Company nor any of its Subsidiaries has provided information to any Governmental Body of any releases of Hazardous Materials or any violation of an Environmental Permit or Environmental Law, which has not been fully resolved.

(j)            Sections 4.14 and 4.16 contain the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including, without limitation, any arising under any Environmental Laws.

SECTION 4.17.              Certain Business Relationships with the Company and Its Subsidiaries.  To the Knowledge of the Company, except as set forth in Section 4.17 of the Disclosure Schedule, no Company Stockholder nor his, her or its Affiliates have been involved in any business arrangement or relationship with the Company or any of its Subsidiaries within the past twelve months, and no Company Stockholder nor his, her or its Affiliates own any material Asset, which is used in the business of the Company or any of its Subsidiaries.

SECTION 4.18.              Vote Required.  Except for the affirmative vote of the holders of a majority of the outstanding Common Shares, voting as a single class in which each Common Share is entitled to one vote (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock or other equity interests of the Company is necessary to approve this Agreement, the Merger and the other transactions contemplated hereunder.  The Requisite Stockholder Approval has been obtained.

SECTION 4.19.              Indebtedness; Certain Obligations.  As of the Closing Date, neither the Company nor any of its Subsidiaries will have any indebtedness for borrowed money or any liability or obligation (fixed or contingent) under any notes, guarantees, letters of credit, performance bonds or similar instruments or any foreign currency hedging or purchase arrangement, other than the Company Senior Debt and Company Senior Subordinated Notes and any intercompany indebtedness.  Except as set forth on Section  4.19 of the Disclosure Schedule, the Company or its Subsidiaries have satisfied in full all obligations, contingent or otherwise, with respect to any purchase price, earn-out or working capital adjustment payable in respect of the business or operations acquired under any of the Jelco Agreements, IPI Agreement or Management Buyout Agreement.  As of the date of this Agreement, the Company Senior Subordinated Notes are held of record for purposes of Rule 12g5-1 under the Exchange Act by fewer than three hundred Persons.

SECTION 4.20.              SEC Reports.  Since January 1, 2004, none of the reports filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of their respective dates (collectively, the “SEC Reports”), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act.  Since January 1, 2004, neither the Company nor any of its Subsidiaries was required to file any reports with the SEC pursuant to the Exchange Act, other than the SEC Reports.

SECTION 4.21.              Condition of Assets.  The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the business of the Company and its Subsidiaries and constitute all of the equipment and all other tangible assets and properties which are necessary to the operation of the business of the Company and its Subsidiaries as presently conducted.

SECTION 4.22.              Insurance.  Section 4.22 of the Disclosure Schedule lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company and its United States and United Kingdom Subsidiaries.  Copies of all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company and its Subsidiaries have been made available to Parent, and (a) all such policies are in full force and effect, (b) the Company is not in Default thereunder, and (c) no written notice of cancellation or non-renewal has been received by the Company or any of its Subsidiaries with respect to such policies.

SECTION 4.23.              Relationship with Customers.  Except as set forth in Section 4.23 to the Disclosure Schedule, no customer of the Company or any of its Subsidiaries has terminated or has given written notice to the Company or any of its Subsidiaries prior to the date hereof of an intention or plan to terminate any Material Customer Contract.

SECTION 4.24.              Regulatory Matters.

(a)           All Products are in compliance in all material respects with all applicable investigational device exemption, premarket notification and/or premarket approval requirements and other requirements of the Food and Drug Administration (“FDA”) or any other relevant regulatory authority and all Licenses, permissions, authorizations, notified body certificates of compliance or consents required for placing the products on the market in the European Union or elsewhere.  Any modifications by the Company or any of its Subsidiaries to any Product marketed by the Company or any of its Subsidiaries have been made in accordance with applicable Law.  All manufacturing facilities are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable, and all manufacturing environments for sterile products are specified, controlled and monitored in compliance with the European Council Directive 93/42/EEC concerning medical devices and relevant standards published by the International Standards Organization.

(b)           The Company is in material compliance with the terms of the 1995 consent decree between FDA and IPI (the “Consent Decree”).  Copies of all documentation and written correspondence between the Company, IPI and/or FDA relating to this Consent Decree in the Company’s possession, have been made available or will be made available by Closing. The Company has made available or will make available at Closing copies of all reports of all expert inspections of the Company’s Chicago facility to determine conformance with relevant Law, as set forth in the Consent Decree. At the time of Closing, the Company will have made all notifications required by applicable Law, written or otherwise, to all necessary FDA officials and/or offices, notifying the FDA of a change in ownership, in accordance with the provisions of Section 17 of the Consent Decree.

(c)           For those Products marketed in the U.S. by the Company and each of its Subsidiaries based on their status as medical devices marketed prior to May 28, 1976 (“Preamendment Devices”), which Products are listed in Section 4.24(c) to the Disclosure Schedule, the Company and each of its Subsidiaries possess, or will possess at Closing, documentation that meets all of the criteria set forth for affidavits in FDA’s guidance, “Preamendment Status”, to (1) verify that these Products were marketed prior to May 28, 1976, and (2) have not changed significantly since that time such that they would require filing of a 510(k) premarket notification or premarket approval application with the FDA.

(d)           All preclinical and clinical trials conducted or supervised by the Company or any of its Subsidiaries have been conducted in material compliance with all applicable Laws, including, but not limited to, FDA good clinical practice and good laboratory practice requirements and European competent authority notification requirements.  The Company and each of its Subsidiaries have consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted or supervised by the Company or any of its Subsidiaries.  In no clinical trial sponsored, conducted or supervised by the Company or any of its Subsidiaries has IRB, ethics committee or European competent authority approval ever been suspended, terminated, put on clinical hold or voluntarily withdrawn because of deficiencies attributed to the Company or any of its Subsidiaries.

(e)           In the last three years, no Governmental Body has served any notice, Warning Letter, regulatory letter, Application Integrity Policy (“AIP”) communication, Section 305 notice or any other similar communication on the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their officers, directors or employees stating that the business was or is in violation of any Law or Court Order (including, without limitation, those of the European Union) or were or are the subject of any pending, threatened or anticipated Governmental Body investigation, proceeding, review or inquiry, which might reasonably be expected to lead to any sanction, exclusion or loss of or refusal to renew any of the Licenses held by the Company or any of its Subsidiaries or refusal to review any pending or future Product License submissions filed with any Governmental Body, and, to the Knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such investigation, proceeding, review or inquiry.

(f)            Except as disclosed in Section 4.24(f) to the Disclosure Schedule, in the last three years, none of the Products have been recalled or subject to FDA correction or removal requirements, and the Company and each of its Subsidiaries have not received notice, either completed or pending, of any proceeding seeking a corrective action, recall, suspension or seizure of any Products.  Neither the Company nor any of its Subsidiaries have received any order, demand or other formal proceedings from any competent authority or notified body for medical devices to undertake any form of withdrawal from the market of any of the Products or any Product recall and have notified any competent authority or notified body of the intent to conduct a market withdrawal, Product recall or field correction, and, to the Knowledge of the Company, no facts or circumstances have occurred that are reasonably likely to give rise to any such corrective action, recall, suspension or seizure.

(g)           Neither the Company nor any of its Subsidiaries are included on FDA’s AIP list.

(h)           As of the date hereof, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of its employees, agents or consultants retained to assist with Product License submissions, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or for any purpose, been charged with or convicted under United States law for conduct relating to the development, approval, marketing or sale of drugs or devices or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant law or been disbarred, disqualified or convicted under or for any equivalent or similar applicable foreign laws, including, without limitation, those of the European Union and each of its member states.

(i)            Neither the Company nor any of its Subsidiaries, or, to the Company’s Knowledge, any of their agents, officers, directors or employees, have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including, but not limited to, the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. § 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001 or have violated or caused a violation of any equivalent or similar applicable foreign laws, including, without limitation, those of the European Union and each of its member states.

SECTION 4.25.              Representations and Warranties of Stockholders.  Each of the Principal Company Stockholders represents and warrants, on a several and not joint basis, that:  (i) he, she or it is a resident of or domiciled in the State set forth next to his, her or its name on Section 4.03 to the Disclosure Schedule; (ii) he, she or it has good and marketable title to his, her or its Company Shares, free and clear of any Liens other than those that may be created by this Agreement and restrictions imposed by federal or state securities laws and those contained in the Company’s Stockholders Agreement dated as of May 21, 2003, as amended; (iii) he, she or it has full power and authority to sell his, her or its Company Shares and make, enter into and carry out the terms of this Agreement, has not granted the right to sell such Company Shares to any other person or entity, will not, and will not permit any entity under his, her or its control to, sell any Company Shares prior to the Closing Date or deposit any of his, her or its Company Shares in a voting trust or irrevocable proxy or subject any of such Company Shares to any arrangement or agreement with respect to the voting or control of such Shares, other than as provided in this Agreement; (iv) this Agreement constitutes, and the other Transaction Documents that are applicable to such Principal Company Stockholder will constitute, the legal, valid and binding obligation of such Principal Company Stockholder enforceable against it in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyances, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies; and (v) neither the execution and delivery of this Agreement by the Principal Company Stockholder nor the consummation of the transactions contemplated by this Agreement (a) will contravene or violate any Law or Court Order, which is applicable to the Principal Company Stockholder, or (b) will result in a Default under, or require the consent or approval of any party to, any Contract to or by which the Principal Company Stockholder is a party or otherwise bound.

SECTION 4.26.      Antitrust.  The Company has not given an undertaking to, and is not bound by or party to any order or decision made by or given to, and has not received any request for information from, and is not the subject of any investigation by, without limitation, the United States Federal Trade Commission, Antitrust Division of the United States Department of Justice, European Commission, European Court of Justice, European Court of

First Instance or any other competition authority, court or tribunal of competent jurisdiction or any other regulatory authority in any jurisdiction, under or in any law, regulation or administrative process relating to fair competition, antitrust, monopolies, mergers or other similar matters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except for representations and warranties that speak as of a specific date other than the date hereof or the Closing Date.

SECTION 5.01.              Organization of Parent and Merger Sub.  Each of Parent and Merger Sub is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

SECTION 5.02.              Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 5.03.              Authority Relative to this Agreement.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger.  This Agreement constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 5.04.              Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law or Court Order to which Parent or Merger Sub is subject, (ii) any provision of Parent or Merger Sub’s charter, bylaws or other governing documents or (iii) conflict with, result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, License, instrument or other arrangement to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of Parent or Merger Sub’s Assets), except in the case of (i) and (iii) where the violation, conflict, breach, Default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not (a) have a material adverse effect on the business, operations, assets, financial condition, results of operations and customers of Parent and Merger Sub or (b) impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement.  Except for the filing of the Certificate of Merger under the ORC, the pre-merger notification requirements of the HSR Act and foreign antitrust and competition law filings, neither Parent nor Merger Sub needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

SECTION 5.05.              Brokers’ Fees.  Other than to Morgan Stanley & Co. Incorporated, whose fees are the responsibility of Parent, neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 5.06.              Litigation.  There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or threatened against, Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 5.07.              Financing.  Parent has sufficient funds or financing in place or available to fund the Merger Consideration, the Senior Debt Payoff Amount, the costs and expenses relating to the tender offer to redeem the Company Senior Subordinated Notes and the Company Stockholder Transaction Expenses to be paid at the Closing.

ARTICLE VI

PRE-CLOSING COVENANTS

The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

SECTION 6.01.              General.  Each of the parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below).

SECTION 6.02.              Notices and Consents.  Each of the parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with and use its best efforts to obtain any authorizations, consents and approvals of governments, governmental agencies and third parties in connection with the matters referred to in Sections 4.04 and 5.04 above.  Without limiting the generality of the foregoing, each of the parties will, within five (5) business days of the date hereof, file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and any required filings under any other antitrust or competition laws of any applicable jurisdiction, will use its best efforts to obtain an early termination of any applicable waiting period thereunder and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.  Parent shall be responsible for all filing fees for any required filings under the HSR Act or any other antitrust or competition laws of any applicable jurisdiction.  The parties further agree to comply at the earliest practicable date with any formal or informal request for additional information or documentary material received from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any foreign competition authority in connection with this transaction.  The parties further agree to cooperate with the other party in order to resolve any investigation or other inquiry concerning the transactions contemplated hereby initiated by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any foreign competition authority.  The parties agree to promptly inform the other party of any material communication made to or received from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any foreign competition authority.  For purposes of this Article VI, “best efforts” does not include a requirement that the parties sell, hold separate or divest any business or assets or license any assets as a condition of obtaining merger control clearance.

SECTION 6.03.              Operation of Business.

(a)           Except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company will not, and will cause its Subsidiaries not to, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business and, to the extent consistent with the operation of the business in the Ordinary Course, the Company will use commercially reasonable efforts to (i) preserve the current business organization of its business intact, (ii) keep available the services of the employees of its business, (iii) continue normal purchasing, rental, leasing, financing, marketing, advertising, promotional and maintenance expenditures and (iv) preserve any beneficial business relationships with all persons having business dealings with it with respect to its business;

(b)           The Company shall, and shall cause each Subsidiary to, maintain (i) its tangible Assets in good operating condition and repair, subject to normal wear and maintenance, and (ii) all insurance covering its business and its employees and Assets in full force and effect until the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement.

(c)           The Company shall, and shall cause each Subsidiary to, (i) use its best efforts to duly comply with all applicable Law and (ii) maintain all of the books and records in the usual, regular and ordinary manner on a basis consistent with past practices.

(d)           The Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to comply with all its obligations under any Contract to which it is a party.

(e)           The Company shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any new Lien of any nature whatsoever (other than Permitted Encumbrances) on any of its Assets.

(f)            The Company shall not, and shall not permit any of its Subsidiaries to, take any other action or suffer or permit any other action to occur which would have a Material Adverse Effect.

(g)           The Company shall not, and shall not permit any of its Subsidiaries to, merge with or into or consolidate with any other entity.

(h)           The Company shall not, and shall not permit any of its Subsidiaries to, hire any employee with an annual salary in excess of $100,000 (or an equivalent amount in foreign currency).

(i)            The Company shall not, and shall not permit any of its Subsidiaries to, issue and sell any of its equity securities (except as contemplated by this Agreement), and the Company shall not make, declare or pay any dividend relating thereto.

(j)            The Company shall not, and shall cause its Subsidiaries not to, make any change in accounting or Tax accounting methods or revoke any material Tax elections or make any change in transfer pricing methods.

(k)           On or prior to the Closing, the Company will satisfy the payment obligation of $300,000 due January 15, 2005 under that certain Agreement between Mitchell P. Dombrowski, Robert A. Welch and Johnson & Johnson Medical Division of Ethicon Endo-Surgery, Inc. (the “Dombrowski Patent Agreement”).

(l)            Prior to the Closing, the Company shall use commercially reasonable efforts to cause PNC Bank to execute and file such documentation as shall be necessary to process the release and removal of PNC Bank’s leasehold mortgage interest on the Company’s Leased Real Property located in Cumbernauld, Scotland.

(m)          At the direction of Parent, the Company will enter, or cause its Subsidiaries to enter, into agreements, in form and substance reasonably acceptable to Parent (the “Foreign Stock Purchase Agreements”), to sell all of the outstanding capital stock of the French Subsidiary and the German Subsidiary to one or more Affiliates of Parent for consideration equal to fair market value.  The consummation of any such agreement shall occur immediately prior to the Effective Time.  Notwithstanding anything set forth in this Agreement to the contrary, Parent covenants and agrees to indemnify, defend, protect and hold harmless the Company Indemnified Parties from and the Company shall have no obligation to Parent or any of its Affiliates for any Claims arising in connection with the negotiation, execution or performance of the Foreign Stock Purchase Agreements, including, without limitation, any Taxes.

SECTION 6.04.              Publicity.  Except to the extent required by Law or applicable stock exchange, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Company.

Prior to the issuance of any press release or announcement hereunder, the releasing party shall provide notice of such release or announcement to the other party.

SECTION 6.05.              Access.  The Company will permit, and will cause each of its Subsidiaries to permit, representatives of Parent (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the premises, personnel, books, records (including tax records), contracts and documents of or pertaining to the Company and each of its Subsidiaries.  Neither Parent nor any of its representatives shall contact any employee, customer, supplier or landlord of the Company or any of its Subsidiaries without the prior written consent of an officer of the Company.  Parent and Merger Sub shall comply with, and shall cause their respective representatives to comply with, all of their obligations under the Confidentiality Agreement dated July 2, 2004 (the “Confidentiality Agreement”) by and between the Company and Parent with respect to the information disclosed pursuant to this Section 6.05, which agreement will remain in full force and effect.

SECTION 6.06.              Notice of Developments.  The Company shall promptly notify Parent in writing of any development, misstatement or omission causing a breach of any of the representations and warranties in Article IV above.  The written notice pursuant to this Section 6.06 shall be deemed to have (a) amended the Disclosure Schedule, (b) qualified the representations and warranties contained in Article IV above and (c) cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, misstatement or omission only to the extent the written notice (i) relates to any development occurring after the date hereof in the Ordinary Course of Business and not arising from any violation of Law or Environmental Law or (ii) arises from any development occurring after the date hereof that (x) relates to Section 4.13(a), (b) or (c) provided that the Company is not in breach of Section 6.03 hereof, (y) relates to Section 4.23 or (z) results from the announcement or performance of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents, including any disclosure of Parent’s post-Closing plans or intentions with respect to the operations of the Company or any of its Subsidiaries, and does not otherwise relate to Section 4.04 or Section 4.13(d).  Notwithstanding the foregoing, no notice delivered pursuant to this Section 6.06 shall limit or affect any of Parent’s rights to terminate this Agreement pursuant to Section 9.01(b) below.

SECTION 6.07.              Exclusivity.  The Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants, attorneys and other agents of the Company and its Subsidiaries not to, directly or indirectly, (i) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries for the purpose of encouraging or facilitating, any Acquisition Proposal or (ii) take any action to solicit, initiate, encourage or facilitate the making or submission of any proposal or offer from any Person relating to any Acquisition Proposal.  None of the Principal Company Stockholders will vote their Company Shares in favor of any Acquisition Proposal other than the transactions contemplated by this Agreement.  Each Principal Company Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the transfer by such Principal Company Stockholder of, any of the Company Shares or offer any interest in any thereof to any Person other than pursuant to the terms of the Merger, (ii) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise, with respect to the Company Shares or (iii) commit or agree to take any of the foregoing actions.  The Company will notify Parent immediately if any Person makes any Acquisition Proposal and will disclose to Parent the terms of any such proposal, offer, inquiry or contact and the identity of the party making such proposal, offer, inquiry or contact.

SECTION 6.08.              Company Senior Subordinated Notes.  The Company shall cooperate with Parent to initiate a tender offer to redeem the Company Senior Subordinated Notes as promptly as possible following the date of this Agreement, which tender shall close as soon as possible following the Merger.  The Company shall file a Form 15 with the SEC promptly following the end of the Company’s 2004 fiscal year.

SECTION 6.09.              FDA Notification.  To the extent required by applicable Law, on or prior to Closing, the Company will have notified the FDA of a change in Company ownership relating to and affecting the pending 510(k) submission for the PharmGuard Toolbox (K042432) and provide written evidence of such notification to and confirmation from the FDA.

ARTICLE VII

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing.

SECTION 7.01.              General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

SECTION 7.02.              Employee Matters.

(a)           Parent agrees for a period of twelve months after the Closing Date to honor, or cause the Surviving Corporation to honor, the obligations of the Company and its Subsidiaries to the employees of the Company and its Subsidiaries under the provisions of any employment, retention, severance (whether pursuant to individual agreement, company policy or mandated by Law), indemnification and collective bargaining and any other similar agreement between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries, including, without limitation, (i) those certain agreements and arrangements listed or described in Section 7.02(a) of the Disclosure Schedule and (ii) that certain Purchase Agreement, dated as of April 2, 2003, by and between Ethicon Endo-Surgery, Inc. and Medex.  Nothing in this Section 7.02(a) will prevent the Surviving Corporation from exercising any rights to amend such obligations under the terms thereof.

(b)           Parent agrees to provide, or cause the Surviving Corporation to provide, each employee of the Company or any of its Subsidiaries, for a period of one year following the Closing Date, with employee benefits plans, programs and arrangements that are substantially comparable to the employee benefits plans, programs and arrangements under the Employee

Benefit Plans maintained by the Company and its Subsidiaries in effect immediately prior to the Closing Date; provided that, in the event Parent or the Surviving Corporation elects to have any employee of the Company or any of its Subsidiaries receive coverage under any employee benefits plan, program or arrangement of Parent or the Surviving Corporation, each such employee will be credited with service with the Company and/or any of its Subsidiaries for purposes of eligibility and vesting.

(c)           The Company shall, immediately prior to the Closing Date, terminate any Employee Benefit Plan that is intended to satisfy the requirements of Code Section 401(k).

(d)           No provisions of this Section 7.02 shall create any rights or interest, except as among the parties to this Agreement, and no former, present or future employees of any such party or its Affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Agreement, except as set forth in Section 7.03.

SECTION 7.03.              Directors’ and Officers’ Indemnification.

(a)           From and after the Effective Time, Parent, the Surviving Corporation and the Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries and each such Person who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other Employee Benefit Plan or enterprise (collectively, the “Company Indemnified Officers and Directors”) against all costs and expenses (including, without limitation, reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as directors, officers, trustees, partners, fiduciaries, employees or agents, in each case occurring at or before the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case, to the fullest extent permitted by applicable Law or to the fullest extent permitted under the Company Articles and the Code of Regulations of the Company, the Charter Documents of any applicable Subsidiary or any applicable contract or agreement as in effect on the date hereof.  Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Parent, the Surviving Corporation or the Company, as the case may be, shall pay the reasonable fees and expenses of counsel selected by any Company Indemnified Officer and Director, which counsel shall be reasonably satisfactory to Parent, the Surviving Corporation or the Company, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Parent, the Surviving Corporation and the Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation nor the Company shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b)           For a period of at least six (6) years after the Effective Time, Parent shall cause the code of regulations of the Surviving Corporation to continue to include a provision substantially similar to Article Five of the Code of Regulations of the Company as of the date hereof for the benefit of all directors, officers, employees, fiduciaries and agents of the Company prior to the Effective Time and shall cause each of its Subsidiaries to continue to include in its Charter Documents indemnification provisions substantially similar to those currently set forth in its Charter Documents for the benefit of all directors, officers, employees, fiduciaries and agents of such Subsidiary prior to the Effective Time.  In the event that any claim or claims for indemnification are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

(c)           For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect directors’ and officers’ liability insurance policies that are comparable to the directors’ and officers’ liability insurance policies currently maintained by the Company (provided that Parent may substitute therefor policies reasonably satisfactory to the Company Indemnified Officers and Directors of at least the same coverage containing terms and conditions that, in the aggregate, are no less advantageous) with respect to claims arising from facts or events that occurred at or prior to the Effective Time so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the Effective Time, which amount has been disclosed to Parent prior to the date hereof.

(d)           In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.03.

SECTION 7.04.                      Restrictive Covenants.  Each party hereto hereby agrees that the covenants set forth in this Section 7.04 are a material and substantial part of the transactions contemplated by this Agreement.

(a)           Until two years after the Closing Date, each Restricted Company Stockholder agrees that he, she or it will not, anywhere in the world (the “Territory”), unless acting for the Surviving Corporation, Parent or their Affiliates or in accordance with the Surviving Corporation’s or Parent’s prior written consent:

(i)            (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its, his or her name to be used by or in connection with, any business or enterprise engaged anywhere in the Territory in the business conducted by Parent, the Company, or any of their Affiliates on the Closing Date and, with respect to Restricted Company Stockholders who become employees of Parent, the Surviving Corporation or any of their Affiliates any of the businesses engaged in by Parent, the Surviving Corporation or any of their Affiliates either during his employment or at the time of its termination;

(ii)           call on or solicit any person who or which is, at that time, or has been within three years prior thereto, a customer of the Company or the Surviving Corporation with respect to any business of Parent, the Company or any of their Affiliates covered by clause (i) above;

(iii)          solicit the employment of or hire any person who at the time of such solicitation or hiring or who within 90 days prior thereto, is or was employed by Parent, the Company or any of their Affiliates on a full or part-time basis; or

(iv)          on his, her or its behalf, or on behalf of any competitor, call upon any person as a prospective acquisition candidate who was called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis by the Company on or prior to the Closing Date.  Such Restricted Company Stockholder shall immediately cease all contact with any prospective acquisition candidate upon being informed, in writing, that the Company had so called upon such candidate or made an acquisition analysis thereof.

(b)           Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Restricted Company Stockholders subject to this Section 7.04 from (i) acquiring as a passive investment not more than five percent of the outstanding voting capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association or (ii) conducting generalized solicitations for employees through the use of media advertisements or as hiring employees through the use of such solicitations.

(c)           Each Restricted Company Stockholder acknowledges that (a) the provisions of this Section 7.04 are reasonable and necessary to protect the legitimate interests of Parent and its Affiliates, (b) any violation of this Section 7.04 will result in irreparable injury to Parent and its Affiliates and that damages at law would not be reasonable or adequate compensation to Parent and its Affiliates for a violation of this Section 7.04 and (c), Parent and its Affiliates shall be entitled to have the provisions of this Section 7.04 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 7.04, including, without limitation, estimated future earnings.  In the event that the provisions of this Section 7.04 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum permitted by applicable Law.

(d)           Parent and each Restricted Company Stockholder intends to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 7.04 upon the courts of any jurisdiction within the geographical scope of such covenants.  If the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of Parent and each Restricted Company Stockholder that such determination not bar or in any way adversely affect the right of Parent and its Affiliates to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 7.04, such covenants being, for this purpose, severable into diverse and independent covenants.

(e)           All information provided to third parties for evaluation of a potential transaction or transactions with the Company similar to the transactions contemplated by this Agreement is subject to a confidentiality agreement with third parties for a term of not less than two years and contain confidentiality, non-disclosure and non-solicitation obligations and give the Company the right to require any such third party to return or destroy any information disclosed to it pursuant to the terms of any such agreement.

(f)            Until two years after the Closing Date, One Equity Partners LLC will not solicit the employment of or hire any person set forth on Section 7.04 of the Disclosure Schedule.

SECTION 7.05.                      Filing of Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries and any Relevant Group due after the Closing Date.  For avoidance of doubt, Parent acknowledges that the fact Parent elects to prepare and file the Company’s, its Subsidiaries’ or any Relevant Group’s Tax Returns in a manner that is different than the manner in which the Company and its Subsidiaries have prepared and filed their Tax Returns (including Tax Returns of any Relevant Group) on or before the Closing Date or the fact Parent elects to file an amended Tax Return for the Company, its Subsidiaries or a Relevant Group shall not be a basis, by itself, for a Claim with respect to Taxes.

SECTION 7.06.                      EES Accounts Receivable.  The Company shall promptly pay to the Representative (for distribution to the Company Stockholders) the amount of the EES Accounts Receivable (net of any Taxes paid by the Company or any of its Subsidiaries and determined assuming the Company and its Subsidiaries have not realized any Tax Benefits) upon receipt of payment by Ethicon Endo-Surgery, Inc. or any of its Affiliates after the Closing.  Parent agrees to cause the Company to cooperate with and use commercially reasonable efforts to assist the Representative in connection with the collection of the EES Accounts Receivable and, in connection therewith, agrees to cause the Company to make its personnel and its books and records pertaining to the EES Accounts Receivable reasonably available to the Representative to the extent reasonably requested by the Representative.

SECTION 7.07.                      Mexico Land Sale.  An agreement to sell the Mexico Land has been reached.  Any net proceeds (which shall be the selling price less all Taxes paid or payable by the Company or any of its Subsidiaries, including, without limitation, Taxes required to be paid on the distribution of the net sale proceeds to the Company (such amounts shall be determined assuming the Company and its Subsidiaries have not realized any of the Tax Benefits) and costs of selling the Mexico Land (including professional, legal, financial, accounting, broker, appraisal, title, survey and similar services fees and associated costs, and all costs reflected in Section 4.11(d) of the Disclosure Schedule)) received by the Company after the Closing shall be promptly paid by the Company to the Representative (for distribution to the Company Stockholders).

SECTION 7.08.                      Tax Payments.  To the extent permitted by applicable Law, the Company and its Subsidiaries shall compute the amount of Taxes that are due and payable between the date of this Agreement and the Closing Date (including, without limitation, estimated Taxes for federal and state income Taxes) making the same assumptions used for purposes of preparing the Statement of Closing Net Working Capital and Statement of Estimated Closing Net Working Capital.

ARTICLE VIII

CONDITIONS TO OBLIGATION TO CLOSE

SECTION 8.01.                      Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)           No Order.  There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(b)           Merger Control Filings.  The applicable waiting period, together with any extensions thereof, under the HSR Act and under the other applicable non-US merger control Laws set forth in Section 8.01(b) of the Disclosure Schedule, having expired or been terminated, or clearance in writing on terms reasonably satisfactory to Parent and the Company having been received.

(c)           Certificate of Merger.  Prior to the Effective Time, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Ohio.

SECTION 8.02.                      Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are subject to satisfaction of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date), except to the extent that such representations and warranties are qualified by terms such as “material,” “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all respects only as of such date), in each case, or in the aggregate, as has not had a Material Adverse Effect.

(b)           Covenants.  The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” “Material Adverse Effect” or “Material Adverse Change,” in which case the Company shall have performed and complied with all of such covenants in all respects through the Closing, in each case, or in the aggregate, as has not had a Material Adverse Effect.

(c)           Payoff Amount.  Parent shall have received evidence reasonably satisfactory to it (i) of the amount required to pay in full the Company Senior Debt outstanding as of the Closing Date and (ii) that upon receipt of the Senior Debt Payoff Amount the lenders of the Company Senior Debt will release all Liens securing the Company Senior Debt, effective as of the Closing Date.

(d)           Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing on the Closing Date.

(e)           Appraisal Rights.  No more than five percent of holders of the total outstanding shares of the Company on a fully-diluted basis shall have demanded, validly perfected and not withdrawn their appraisal rights under the ORC.

(f)            Payment of Fees.  The Company Stockholders shall have paid all fees, costs, commissions, payments and expenses (including without limitation brokers’, accountants’ and attorneys’ fees) payable in connection with the preparation and filing of all documents relating to the proposed initial public offering of the Company.

(g)           Closing Deliveries.  The Company or the Representative on behalf of the Company Stockholders, as the case may be, shall have delivered to Parent the documents set forth in Section 3.10(a) above.

Parent may waive any condition specified in this Section 8.02 if it executes a writing so stating at or prior to the Closing.

SECTION 8.03.                      Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein is subject to satisfaction of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects only as of such date).

(b)           Covenants.  Parent and Merger Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case Parent and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

(c)           Closing Deliveries.  The Company or the Representative on behalf of the Company Stockholders, as the case may be, shall have delivered to Parent the documents set forth in Section 3.10(b) above.

The Company may waive any condition specified in this Section 8.03 if it executes a writing so stating at or prior to the Closing.

ARTICLE IX

TERMINATION

SECTION 9.01.                      Termination of Agreement.  Certain of the parties may terminate this Agreement as provided below:

(a)           Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event (A) the Company has within the then previous five (5) business days given Parent any notice pursuant to Section 6.06 above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

(c)           Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event the Company has breached any material representation and warranty, covenant or agreement contained in this Agreement in any respect, Parent has notified the Company of the breach and the breach has continued without cure for a period of thirty (30) days after the notice of such breach and results in a Material Adverse Effect, (B) if the Closing shall not have occurred on or before March 31, 2005 by reason of the failure to satisfy any condition precedent under Section 8.02 (unless the failure results primarily from Parent breaching any representation and warranty, covenant or agreement contained in this Agreement) or (C) if the Closing shall not have occurred on or before June 30, 2005 by reason of the failure to satisfy any condition precedent under Section 8.01 (unless the failure results primarily from Parent breaching any representation and warranty, covenant or agreement contained in this Agreement); and

(d)           The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent or Merger Sub has breached any material representation and warranty, covenant or agreement contained in this Agreement in any material respect, the Company has notified Parent of the breach and the breach has continued without cure for a period of thirty (30) days after the notice of such breach, (B) if the Closing shall not have occurred on or before March 31, 2005 by reason of the failure to satisfy any condition precedent under Section 8.03 (unless the failure results primarily from the Company breaching any representation and warranty, covenant or agreement contained in this Agreement) or (C) if the Closing shall not have occurred on or before June 30, 2005 by reason of the failure to satisfy any condition precedent under Section 8.01 (unless the failure results primarily from the Company breaching any representation and warranty, covenant or agreement contained in this Agreement).

SECTION 9.02.                      Effect of Termination.  If any party terminates this Agreement pursuant to Section 9.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in willful breach); provided, however, that the confidentiality provisions contained in Section 6.05 above shall survive termination.  Notwithstanding the foregoing, upon any termination of this Agreement pursuant to Section 9.01 above, Parent shall, upon demand, reimburse or pay the costs and expenses (including legal fees and expenses) paid or incurred prior to such termination by the Company and its Subsidiaries in connection with the tender offer to redeem the Company Senior Subordinated Notes.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.                    Indemnification by the Company Stockholders.  From and after the Effective Time, the Company Stockholders, severally and not jointly and in accordance with their respective interests in the Escrow Funds pursuant to the terms of the Escrow Agreement, covenant and agree to indemnify, defend, protect and hold harmless Parent, Merger Sub and each of their officers, directors, employees and affiliates (collectively, the “Buyer Indemnified Parties”)) from, against and in respect of:

(a)           all liabilities, losses, claims, damages (including direct damages and lost revenue and income, but excluding punitive, indirect and consequential damages (other than punitive, indirect and consequential damages payable by any Buyer Indemnified Party to third parties)), actions, suits, proceedings, demands, fines, penalties, assessments, adjustments, settlement payments, deficiencies, diminution in value, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Claims”) suffered, sustained, incurred or paid by the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i)            subject to Section 6.06, any breach of any representation or warranty of the Company set forth in this Agreement;

(ii)           any nonfulfillment of any covenant or agreement on the part of the Company set forth in this Agreement;

(iii)          any liability or obligation relating to the sale of the Mexico Land (other than all Taxes actually paid or payable by the Company or any of its Subsidiaries, including, without limitation, Taxes required to be paid on the distribution of the net sale proceeds to the Company (such amounts shall be determined assuming the Company and its Subsidiaries have not realized any Tax Benefits) and costs of selling the Mexico Land (including professional, legal, financial, accounting, broker, appraisal, title, survey and similar services fees and associated costs, and all costs reflected in Section 4.11(d) of the Disclosure Schedule));

(iv)          any liability or obligation relating to the sale of the Dublin Land (other than all Taxes actually paid or payable by the Company or any of its Subsidiaries (such amounts shall be determined assuming the Company and its Subsidiaries have not realized any Tax Benefits) and costs of selling the Dublin Land (including professional, legal, financial, accounting, broker, appraisal, title, survey and similar servicer fees and associated costs)); and

(v)           any liability or obligation relating to the payment obligation of $300,000 due January 15, 2004 under the Dombrowski Patent Agreement, including any claim by Ethicon Endo-Surgery, Inc. for reimbursement thereof; and

(b)           provided, that (A) the Company Stockholders shall not have any liability under Section 10.01(a)(i) (except for breaches of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03) unless and until the amount of the aggregate indemnification obligations exceeds (i) $3 million (the “General Threshold”) or (ii) $1.5 million (the “Tax Threshold”) in the case of indemnification obligations solely in respect of breaches of the representations and warranties set forth in Section 4.10, whereupon the Company Stockholders shall indemnify, defend, protect and hold harmless the Buyer Indemnified Parties for the amount of all Claims under Section 10.01(a)(i) in excess of the General Threshold or the Tax Threshold, as applicable, and (B) the aggregate amount of the Company Stockholders’ liability under Section 10.01(a)(i) (except for breaches of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 for which there shall be no limit), Section 10.01(a)(iii), Section 10.01(a)(iv) and Section 10.01(a)(v) shall not exceed the Escrow Funds.

SECTION 10.02.                    Indemnification by Parent.  Parent covenants and agrees to indemnify, defend, protect and hold harmless the Company Stockholders and each of their officers, directors, employees and affiliates (collectively, the “Company Indemnified Parties”) from, against and in respect of all Claims suffered, sustained, incurred or paid by the Company Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i)            any breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement; and

(ii)           any nonfulfillment of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement.

SECTION 10.03.                    Survival.  The representations and warranties set forth in Articles IV and V, the covenants set forth in Article VI and the indemnification obligations set forth in Section 10.01(a)(iii), (iv) and (v) shall survive the Closing for a period of twelve months after the Closing Date and shall thereafter terminate and be of no further force or effect, and the covenants set forth in Article VII shall survive the Closing in accordance with their terms, except that any such representation, warranty, covenant or obligation as to which a Claim (including, without limitation, a contingent Claim) shall have been asserted during the survival period shall continue in effect with respect to such Claim until such Claim shall have been finally resolved or settled.  Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

SECTION 10.04.                    Procedure for Indemnification.  In the event any of the Buyer Indemnified Parties or the Company Indemnified Parties intends to seek indemnification pursuant to the provisions of Section 10.01 or 10.02 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) of any Claim or legal proceeding for which recovery or other action may be sought by the Indemnified Party because of the indemnification provided for in Section 10.01 or 10.02 hereof, and, if such indemnity shall arise from the Claim of a third party, the Indemnified Party shall permit the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of written notice of the Claim, to assume the defense of any such Claim or legal proceeding if the Indemnifying Party acknowledges in writing its indemnification obligations with respect to such Claim.  If the Indemnifying Party assumes the defense of any such Claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such Claim or legal proceeding and shall take all steps reasonably necessary in the defense or settlement thereof.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its sole cost and expense. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

If the Indemnifying Party does not assume the defense of any such Claim of a third party or legal proceeding resulting therefrom in accordance with the terms of this Section 10.04, the Indemnified Party may defend against such Claim or legal proceeding in such manner as it reasonably deems appropriate.  The Indemnified Party may not settle such claim or litigation without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including, without limitation, its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Claim or legal proceeding (and any appeal arising therefrom).  The parties shall cooperate with each other in any notifications to and information requests of any insurers.  No individual representative of any Person, or its respective Affiliates, shall be personally liable for any Claim or Claims under this Agreement, except as specifically agreed to by said individual representative or as set forth in this Agreement.

SECTION 10.05.                    Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the sole recourse of the Buyer Indemnified Parties for any indemnification claim under this Article X (except for claims arising under Section 10.01(a)(ii) solely in respect of the covenants set forth in Article VII or claims alleging fraud) that is validly established shall be to make claims against and to collect amounts solely from the Escrow Funds, and the Buyer Indemnified Parties shall have no other recourse against the Company Stockholders or any of their respective assets and properties for any such claim.  No claim for indemnification against any of the Company Stockholders in respect of the transactions contemplated by this Agreement shall be available or asserted, and, except for claims arising under Section 10.01(a)(ii) solely in respect of the covenants set forth in Article VII or claims alleging fraud, no Company Stockholder shall have any liability of any nature whatsoever to any of the Buyer Indemnified Parties, other than for their respective interests in the Escrow Funds.

SECTION 10.06.                    Effect of Insurance.  An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurance carrier.  The Indemnified Party shall cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims.  In the event an Indemnified Party receives insurance proceeds with respect to Claims for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article X to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all reasonable out-of-pocket costs, expenses (including attorneys’ fees) and premium adjustments (whether retroactive or prospective) (the “Insurance Costs”) incurred by the Indemnified Party in its pursuit of such insurance proceeds.  If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party, the Indemnified Party shall, no later than five (5) business days after the receipt of such insurance proceeds, (A) if the payment with respect to such indemnification claim was paid out of the Escrow Funds and the Escrow Agreement remains in effect, reimburse the Escrow Funds for the amount received less the Insurance Costs, or (B) if the Escrow Agreement has been terminated, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the related Claim theretofore paid to the Indemnified Party by the Indemnifying Party) less the Insurance Costs.  In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any indemnification claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of any such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer.  Notwithstanding anything contained in this Article X to the contrary, the Indemnified Party shall have no obligation under this Section 10.06 to the extent the indemnification claims to be made by the Indemnified Party exceed the Escrow Funds.

SECTION 10.07.                    Measurement of Tax Claims.  Notwithstanding any other provision of this Agreement to the contrary, (i) the Buyer Indemnified Parties shall have no right to indemnification for any Claim relating to the loss of any Tax Benefits; (ii) the Buyer Indemnified Party shall have no right to any indemnification for any Claim relating to Taxes as a result of any loss, reduction, disallowance, or other limitation on the use of any net operating losses or other Tax attributes of the Company or any of its Subsidiaries; (iii) the Indemnifying Party’s obligations to pay any Claim relating to Taxes shall be determined assuming that the Company and its Subsidiaries did not realize the Tax Benefits; and (iv) the Buyer Indemnified Parties shall have no right to indemnification for any Claim relating to Taxes that would not have been realized except for the sale of the capital stock of the French Subsidiary or German Subsidiary or the other transactions contemplated by the Foreign Stock Purchase Agreements.

SECTION 10.08.                    Computation of Damages.  All required indemnification payments under this Agreement shall be reduced to the extent the Indemnified Party (or any of its Affiliates) actually realized for the year in which the Claim arose any Tax benefits resulting from the facts giving rise to the Claim (determined assuming the Company and its Subsidiaries did not realize the Tax Benefits).

SECTION 10.09.                    Effect of Other Recoveries.  With respect to any Claim hereunder, the Indemnified Party shall remit to the Indemnifying Party the amount, if any, actually received by the Indemnified Party from Ethicon Endo-Surgery, Inc. with respect to such Claim less all costs and expenses (including attorneys’ fees) incurred by the Indemnified Party in connection therewith when the Indemnified Party actually receives such amount (but in no event in an amount greater than such Claim theretofore paid to the Indemnified Party by the Indemnifying Party).  The Indemnified Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to pursue all available remedies and causes of action to recover the amount of such claim as may be available from Ethicon Endo-Surgery, Inc.; provided that the Indemnified Party shall not be obligated to institute any lawsuit or offer or grant any accommodation (financial or otherwise) to any Person or incur any other obligation or liability to recover any such amount.  In the event an Indemnifying Party indemnifies an Indemnified Party on any claim referred to in the previous sentence and the Indemnified Party is not pursuing such claim, the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such claim, provided that the Indemnifying Party shall not be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, and all costs and expenses (including attorneys’ fees) incurred in connection with any such claim shall be paid by the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, at the expense of the Indemnifying Party.  If the Indemnified Party or any of its Affiliates actually receives from Ethicon Endo-Surgery, Inc. any part of a claim that had been paid by the Indemnifying Party pursuant to its indemnification obligations hereunder, and (A) if the payment with respect to such indemnification claim was paid out of the Escrow Funds and the Escrow Agreement remains in effect, the Indemnified Party will reimburse the Escrow Funds for the amount received less all costs and expenses (including attorneys’ fees) incurred in connection with such claim, or (B) if the Escrow Agreement has been terminated, the Indemnified Party shall promptly remit to the Indemnifying Party the amount received (but in no event in an amount greater than such Claim theretofore paid to the Indemnified Party by the Indemnifying Party) less all costs and expenses (including attorneys’ fees) incurred in connection with such claim.  Notwithstanding anything contained in this Article X to the contrary, the Indemnified Party shall have no obligation under this Section 10.09 to the extent the indemnification claims to be made by the Indemnified Party exceed the Escrow Funds.

SECTION 10.10.                    Characterization of Indemnity Payments.  Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to purchase price.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.                    Expenses.  Subject to the provisions of Section 6.02, each of Parent, Merger Sub, the Company, the Company’s Subsidiaries and the Company Stockholders will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, in the event the Merger is consummated, the Company Stockholders will bear the costs and expenses (including legal fees and expenses) of the Company and its Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Company Stockholder Transaction Expenses”).  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Parent and the Company Stockholders when due (except that such Taxes incurred in connection with the sale of the capital stock of the German Subsidiary or the French Subsidiary or any other transaction contemplated by the Foreign Stock Purchase Agreements shall be borne entirely by Parent), and the Company Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 11.02.                    No Third-Party Beneficiaries.  Except as set forth in Section 7.03, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 11.03.                    Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto, the Disclosure Schedule and the Representative Agreement and the other documents referred to herein, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

SECTION 11.04.                    Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company.

SECTION 11.05.                    Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 11.06.                    Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.07.                    Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a)           If to Parent or Merger Sub, addressed to it at:

Smiths Group plc

765 Finchley Road

London NW11 8DS

Fax:  44-20-8201-8041

Attention:  Company Secretary

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Fax:  (215) 963-5001

Attention:  Michael J. Pedrick, Esq.

(b)           If to the Company, addressed to it at:

MedVest Holdings Corporation

2231 Rutherford Road

Carlsbad, CA  92008

Telephone:  (760) 602-4414

Fax:  (760) 929-0306

Attention:  Dominick A. Arena

With a copy to:

One Equity Partners LLC

1 Bank One Plaza

21 South Clark St., 14th Floor

Chicago, IL  60670-0610

Telephone:  (312) 732-6281

Fax:  (312) 336-3541

Attention:  Timothy A. Dugan

and

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL  60601

Telephone:  (312) 558-5600

Fax:  (312) 558-5700

Attention:  Steven J. Gavin, Esq.

(c)           If to the Representative:

OEP MedVest LLC

One Equity Partners LLC

1 Bank One Plaza

21 South Clark St., 14th Floor

Chicago, IL  60670-0610

Telephone:  (312) 732-6281

Fax:  (312) 336-3541

Attention:  Timothy A. Dugan

With a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL  60601

Telephone:  (312) 558-5600

Fax:  (312) 558-5700

Attention:  Steven J. Gavin, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

SECTION 11.08.                    Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(b)           The parties hereto agree that any action, suit or proceeding (a “Proceeding”) arising out of the transactions contemplated by this Agreement shall be commenced and litigated exclusively in the United States District Court for the Northern District of Illinois or in a state court of the State of Illinois located in the City of Chicago.

(c)           Each of the parties hereto hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal and state courts located in the City of Chicago in the State of Illinois for any Proceeding (and each such party agrees not to commence any Proceeding, except in such courts), (ii) waives any objection to the laying of venue of any Proceeding in such courts and (iii) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any court located in the City of Chicago has been brought in an improper or otherwise inconvenient forum.

(d)           Each party hereto hereby irrevocably designates and appoints CT Corporation (hereinafter called the “Agent”), as its attorney in fact to receive service of process in such Proceeding, it being agreed that service upon such attorney in fact shall constitute valid service upon each such party or its successors or assigns, and each party agrees that (i) the sole responsibilities of the Agent shall be (x) to receive such process, (y) to send a copy of any such process so received to such party, by overnight courier, return receipt requested, at the address set out in Section 11.07 above, or at the last address filed in writing by such party with the Agent, and (z) to give prompt notice of receipt thereof to such party at such address, and (ii) the Agent shall have no responsibility for the receipt or non-receipt by such party of such process, nor for any performance or non-performance by such party, or any other party to this Agreement or their successors or assigns.  The Company hereby agrees to pay to the Agent such compensation as shall be agreed upon from time to time for services of the Agent hereunder.  Each party hereby agrees that its submission to jurisdiction and its designation of the Agent set out above is made for the express benefit of each of the parties hereto.  Each party further covenants and agrees that so long as this Agreement shall be in effect, such party shall maintain a duly appointed agent for the service of summonses and other legal processes in Chicago, Illinois and will notify the other parties hereto of the name and address of such agent if it is no longer the Agent.

SECTION 11.09.                    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any provision of this Agreement or any Default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent Default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 11.10.                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.11.                    Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Provisions in this Agreement shall be deemed to bear the nearest equivalent meaning in any jurisdiction which does not recognize the specific provision.

SECTION 11.12.                    Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 11.13.                    Consent to Merger.  Each of the undersigned Principal Company Stockholders, in his, her or its capacity as a holder of Common Shares and Preferred Shares, as evidenced by his, her or its signature hereto, does hereby waive all notice of the time, place and purposes of a special meeting of the Company Stockholders for the purpose of adopting this Agreement and approving the Merger, and pursuant to the ORC, does hereby consent in writing to the adoption of this Agreement and the approval of the Merger pursuant to the terms of this Agreement.

SECTION 11.14.                    Company Stockholder Representative.

(a)           The Representative shall not incur any liability with respect to any action taken or suffered by the Representative or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment.  The Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals, and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone.  The Representative undertakes to perform such duties and only such duties as are contemplated by this Agreement and the Representative Agreement, and no covenants or obligations shall be implied under this Agreement or the Representative Agreement against the Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Representative determined by the Representative to be reasonably necessary to carry out the Representative’s duties.

(b)           A decision, act, consent or instruction of the Representative shall constitute a decision, act, consent or instruction from all of the Company Stockholders and shall be final, binding and conclusive upon each of the Company Stockholders.  Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of every such Company Stockholder.  Parent is hereby relieved from any liability to any Persons for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.  In furtherance of the foregoing, any reference to a power of the Company Stockholders under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Representative.

(c)           In the case of any conflict between the provisions of this Section 11.14, except for Section 11.14(b) above, and the Representative Agreement, the provisions of the Representative Agreement shall govern.

SECTION 11.15.                    Acknowledgements by Parent and Merger Sub.  Parent and Merger Sub acknowledge that they have relied on the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, including the Disclosure Schedule (and any updates thereto).  SUCH REPRESENTATIONS AND WARRANTIES BY

THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES AND ANY SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM PREVIOUSLY DELIVERED TO PARENT) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE COMPANY STOCKHOLDERS.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

SMITHS MEDICAL HOLDCO LIMITED, a company formed under the laws of England and Wales

By:	/s/ Robin J. Taunt
Name: Robin J. Taunt
Title: Authorized Signatory

MERGER SUB:

FOREST ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of Parent

By:	/s/ Robin J. Taunt
Name: Robin J. Taunt
Title: Authorized Signatory

COMPANY:

MEDVEST HOLDINGS CORPORATION, an Ohio corporation

By:	/s/ Dominick A. Arena
Name: Dominick A. Arena
Title: President and Chief Executive Officer

REPRESENTATIVE:

OEP MEDVEST LLC, a Delaware limited liability company, as Representative

By: One Equity Partners LLC
Its: Majority Member

By:	/s/ Timothy A. Dugan
Name:	Timothy A. Dugan
Title:	Partner

PRINCIPAL COMPANY STOCKHOLDERS:

OEP MEDVEST LLC, a Delaware limited liability company

By:	One Equity Partners LLC
Its:	Majority Member

By:	/s/ Timothy A. Dugan
Name:	Timothy A. Dugan
Title:	Partner

/s/ Dominick A. Arena
Dominick A. Arena

/s/ Michael I. Dobrovic
Michael I. Dobrovic

/s/ Charles J. Jamison
Charles J. Jamison

/s/ Ralph E. Dickman, Jr.
Ralph E. Dickman, Jr.

/s/ Georg W. Landsberg
Georg W. Landsberg